UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Dynex Capital, Inc.
(Name of Registrant as Specified in Its Charter)

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Dynex Capital, Inc.

Notice of Annual Meeting of Shareholders
and
Proxy Statement

Annual Meeting of Shareholders
May 14, 2019

March 28 , 2019

To Our Common Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) to be held at the offices of Troutman Sanders LLP, 401 9th Street NW #1000, Washington, D.C. on Tuesday, May 14, 2019, at 2:00 p.m. Eastern Time.

The business of the meeting is to consider and act upon the election of directors; to approve, in an advisory and non-binding vote, the compensation of our named executive officers; to approve an amendment to the Company's Articles of Incorporation to effect a reverse stock split of its common stock; to approve an amendment to the Company's Articles of Incorporation to reduce the number of shares of common stock authorized; and to ratify the selection of the auditors of the Company.

As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2018 Annual Report to Shareholders and proxy card over the Internet to most of our shareholders.  This means that most of our shareholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. This approach lowers the cost of delivering the annual meeting materials and reduces the environmental impact of the meeting. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

Whether or not you plan to attend the meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you receive your proxy materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. Instructions regarding all three methods of voting are contained in the proxy card. If you mail the proxy card and desire to vote your shares of common stock in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy card in the envelope provided in order to record your vote.

Sincerely,
Michael R. Hughes
Chairperson of the Board

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Common Shareholders:

The Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) will be held at the offices of Troutman Sanders LLP, 401 9th Street NW #1000, Washington, D.C. on Tuesday, May 14, 2019, at 2:00 p.m. Eastern Time, to consider and act upon the following matters:

1.	To elect six (6) directors of the Company, to hold office until the next annual meeting and until their successors are elected and duly qualified; and

2.	To approve, in an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement; and

3.	To approve an amendment to the Company's Articles of Incorporation to effect a reverse stock split of the Company's common stock at a ratio of 1-for-3; and

4.	To approve an amendment to the Company's Articles of Incorporation to reduce the number of shares of common stock authorized from 200,000,000 to 90,000,000; and

5.	To ratify the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2019 fiscal year; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record of our common stock at the close of business on March 11, 2019, the record date, will be entitled to vote at the Annual Meeting.

Management desires to have maximum representation at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the accompanying Proxy Statement. If you receive these materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. A proxy may be revoked by a shareholder prior to its use by notice in writing to the Secretary of the Company, by submitting a later-dated proxy to the Secretary of the Company, by changing your vote via the toll-free telephone number or over the Internet or by attending the Annual Meeting and requesting to vote in person (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must bring a legal proxy or broker's proxy card to the meeting as proof of your authority to vote the shares).

By Order of the Board of Directors

Stephen J. Benedetti
Executive Vice President, Chief Financial Officer,
Chief Operating Officer and Secretary

Dated: March 28 , 2019

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
____________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 14, 2019

To Our Shareholders:

This Proxy Statement is furnished to the holders of the common stock of Dynex Capital, Inc. (the “Company”) in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at the offices of Troutman Sanders LLP, 401 9th Street NW #1000, Washington, D.C. on Tuesday, May 14, 2019, at 2:00 p.m. Eastern Time (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its 2018 Annual Report to Shareholders available to most of our shareholders electronically via the Internet. On March 28 , 2019, we commenced mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. Most shareholders will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review over the Internet all of the important information contained in the Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, May 14, 2019

The Proxy Statement and 2018 Annual Report to Shareholders are available on the Internet at: www.envisionreports.com/DYNX.

GENERAL INFORMATION
Solicitation

You have received these proxy materials because the Company’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by the Internet and the mail, and also may be made by personal interview, telephone and e-mail by directors and officers of the Company, acting without compensation other than their regular compensation. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of shares of common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding these proxy materials to such beneficial owners.

Voting Rights

Holders of shares of common stock at the close of business on March 11, 2019, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 71,063,690 shares of common stock were outstanding, with each outstanding share of common stock entitled to one vote for each of the six directors nominated and one vote on each other matter presented at the Annual Meeting. Holders of shares of the Company’s Series A Preferred Stock and Series B Preferred Stock are not entitled to notice of or to vote at the Annual Meeting.

Quorum and Broker Non-Votes

The presence of a majority of the outstanding shares of common stock entitled to vote, in person or by proxy, will constitute a quorum for all matters presented at the Annual Meeting. Shares represented by proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. “Broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions for purposes of a quorum. The election of directors, and, the advisory vote to approve the compensation of the Company’s named executive officers are not considered routine matters and, therefore, brokers do not have discretionary voting power with respect to these proposals. The approval of the amendment to the Company's Articles of Incorporation to effect a reverse stock split of its common stock, the approval of the amendment to the Company's Articles of Incorporation to reduce the number of shares of common stock authorized, and the ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2019 fiscal year are considered routine matters and, therefore, brokers do have discretionary voting power with respect to these proposals.

Vote Required

Under the Company’s “majority vote” standard for uncontested director elections, with respect to each nominee, votes may be cast for or against, or you may abstain from voting. If a quorum is present, in order for a nominee to be elected in an uncontested election, the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election. Abstentions or broker non-votes will not count as votes cast and will have no effect on the outcome of the election. If a nominee who is an incumbent director is not elected to the Board of Directors, he or she must offer his or her resignation promptly to the Board of Directors, which will then determine whether to accept or reject the offered resignation, or whether to take other action. The Company maintains a “plurality vote” standard in contested director elections (i.e., where the number of nominees exceeds the number of directors to be elected).

For the advisory vote to approve the compensation of the Company’s named executive officers and the ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2019 fiscal year, votes may be cast for or against, or you may abstain from voting. For these proposals, if a quorum is present, such proposal will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions or broker non-votes will not count as votes cast and will have no effect on the outcome of any such proposals.

For the vote to approve the amendment to the Company's Articles of Incorporation to effect a reverse stock split of its common stock and for the vote to approve the amendment to the Company's Articles of Incorporation to reduce the number of shares of common stock authorized, votes may be cast for or against, or you may abstain from voting. For these proposals, such proposals will be approved if the majority of the outstanding shares vote for the proposals.

Information about Voting

You will receive multiple Notices of Internet Availability of Proxy Materials or printed copies of the proxy materials if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote the shares represented by each Notice of Internet Availability of Proxy Materials and proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

•	By Telephone - you can vote by telephone toll-free by following the instructions on the proxy card (you will need the control number on your proxy card);

•
By Internet - you can vote over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card); or

•	By Mail - if you received these proxy materials by mail, you can vote by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 13, 2019. If you hold shares in the Dynex Capital, Inc. 401(k) Plan, your voting instructions for those shares must be received by 5:00 p.m. Eastern Time on May 10, 2019 to allow sufficient time for voting by the trustee of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers.

Revocability of Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

•	By submitting a written notice of revocation to the Secretary of the Company by the close of business on May 13, 2019;

•	By submitting by the close of business on May 13, 2019 a completed proxy card bearing a later date than any other proxy submitted by you;

•	By toll-free telephone by following the instructions on the proxy card (you will need the control number on your proxy card) by 11:59 p.m. Eastern Time on May 13, 2019;

•
By visiting the web page listed on the Notice of Internet Availability of Proxy Materials or proxy card and following the instructions (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 11:59 p.m. Eastern Time on May 13, 2019; or

•	By attending the Annual Meeting and requesting to vote in person.

Your latest proxy card, telephone vote, or Internet vote with respect to the same shares is the one that will be counted.

If your shares are held in the name of a bank, broker or other holder of record, you should contact the holder of record to change your vote.

Voting your shares by telephone or over the Internet or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. However, if your shares are held in the name of a bank, broker or other holder of record and you plan to vote in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card to bring to the Annual Meeting as proof of your authority to vote the shares.

If you vote in time for the Annual Meeting by proxy, the individuals named on the proxy (your “proxies”) will vote your shares of common stock in accordance with the choices you specified. If you properly submit a proxy without indicating your instructions, the shares of common stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the approval of the compensation of the Company’s named executive officers, FOR the approval of the amendment to the Company's Articles of Incorporation to effect a reverse stock split of its common stock, FOR the approval of the amendment to the Company's Articles of Incorporation to reduce the number of shares of common stock authorized, and FOR the ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2019 fiscal year.

Directions to Annual Meeting

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (804) 217-5897.

Other Matters

Management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if any other matters are properly presented to the shareholders for action, it is the intention of the individuals named in the proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K, including financial statements for the year ended December 31, 2018, which is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials and is being mailed together with this Proxy Statement to shareholders who receive the proxy materials by mail, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Pursuant to Virginia law and our Restated Articles of Incorporation (the "Articles of Incorporation"), directors of the Company are to be elected by the holders of shares of common stock at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. On the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated Byron L. Boston, Michael R. Hughes, Barry A. Igdaloff, Valerie A. Mosley, Robert A. Salcetti and David H. Stevens for election by the holders of shares of common stock to the Board of Directors at the Annual Meeting.

On January 1, 2019, the Board increased the size of the Board from five directors to six directors. In connection therewith, the Board elected Mr. Stevens as a director of the Board, effective January 1, 2019. Mr. Stevens was initially recommended to the Nominating & Corporate Governance Committee as a potential director by Mr. Boston.

Unless otherwise indicated, a proxy will be voted FOR the election of Messrs. Boston, Hughes, Igdaloff, Salcetti and Stevens and Ms. Mosley to the Board of Directors. Each director nominee has agreed to serve if elected. Selected biographical information regarding each director nominee is set forth below.

Although it is anticipated that each director nominee will be able to serve, should any nominee become unavailable to serve, the shares represented by each proxy may be voted for another person or persons designated by the Company’s Board of Directors. In no event will a proxy be voted for more than six directors.

Board of Directors Nominees

The following information sets forth the names, ages, principal occupations and business experience for the Company’s director nominees as of March 19, 2019. In addition to the information presented below regarding each director nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Unless otherwise indicated, the business experience and principal occupations shown for each director has extended five or more years.

Byron L. Boston (60) became a director of the Company in March 2012. Since January 1, 2014, Mr. Boston has served as Chief Executive Officer, President and Co-Chief Investment Officer. Prior to January 1, 2014, Mr. Boston served as President and Chief Investment Officer since March 1, 2012 and held the position of Chief Investment Officer since April 2008. Prior to joining the Company, Mr. Boston served as Executive Vice President of Sunset Financial Resources, Inc. (“Sunset Financial”), a mortgage REIT located in Jacksonville, Florida. Prior to Sunset Financial, Mr. Boston served as a senior officer for the Freddie Mac Corporation. Mr. Boston has also held banking and trading positions at New York investment banking firms. Mr. Boston currently serves on the board of directors of the Mortgage Bankers Association (“MBA”) and the Salzburg Global Seminar (“Salzburg”). Mr. Boston holds an A.B. in Economics and Government from Dartmouth College and an M.B.A. in Finance and Accounting from the Graduate School of Business, University of Chicago.

We believe Mr. Boston’s qualifications to serve on our Board of Directors include his experience gained as our President and Chief Investment Officer, and more recently as our Chief Executive Officer. In addition, he has substantial experience investing in and managing portfolios of mortgage assets gained in his years at Freddie Mac Corporation, Sunset Financial and various large financial institutions. He also has substantial experience in debt and equity capital markets. His participation on the MBA and Salzburg boards exposes him to important developments in housing finance and global regulation of financial institutions and services firms. These experiences allow Mr. Boston to offer a different perspective on the Company’s current and future business operations regarding investments, which is a valuable resource for our Board of Directors.

Michael R. Hughes (58) became a director of the Company in November 2010 and is currently the Chairperson of the Board. Mr. Hughes joined Switchmate Home, LLC as Chief Financial Officer in March 2017. Previously, he had served as Portfolio Manager at Ascend Capital Management since 2012. He also serves on the board of trustees and is the current president of the Bentley School in Oakland, California. Mr. Hughes was a partner and portfolio manager of Osterweis Capital Management from 2005 to 2008 and was the First Vice President of Merrill Lynch Financial Institutions Research from 1989 to 2005. Mr. Hughes began his career as an equity analyst at Dean Witter Reynolds in 1986. Mr. Hughes holds an A.B. from the University of California at Berkeley in Geophysics. Mr. Hughes was awarded the Chartered Financial Analyst (CFA) designation in 1991.

We believe Mr. Hughes’ qualifications to serve on our Board of Directors include his background as a portfolio manager of financial institutions and his extensive experience as a securities analyst. In these roles, he oversaw the investment in and/or the equity analysis of mortgage companies, mortgage REITs, consumer and commercial finance, and government agencies including Fannie Mae and Freddie Mac. These experiences, coupled with Mr. Hughes’ CFA designation and substantial financial expertise, allow him to offer significant insights and advice, thus making him a valuable addition to our Board.

Barry A. Igdaloff (64) has been a director of the Company since 2000. Mr. Igdaloff has been an investment advisor and the sole proprietor of Rose Capital in Columbus, Ohio, since 1995. Mr. Igdaloff graduated from Indiana University in 1976 with a B.S.B. in accounting and from The Ohio State University in 1978, with a Juris Doctorate degree. Mr. Igdaloff is a non-practicing certified public accountant and a non-practicing attorney. Mr. Igdaloff currently is the lead director of the board of directors of Novation Companies, Inc. and is chairman of its audit committee. Previously, Mr. Igdaloff served on the board of Guest Supply, Inc.

We believe Mr. Igdaloff’s qualifications to serve on our Board of Directors include his financial expertise and his years of experience as an investment advisor, attorney, and accountant. Investment, legal, and accounting issues impact the Company in various ways, and Mr. Igdaloff’s ability to draw on his experience in these professions allows him to contribute a unique perspective to the Board of Directors. In addition, as a result of his financial expertise and prior audit committee service, Mr. Igdaloff provides valuable insight and advice to our Board of Directors regarding our financial risk exposures and financial reporting matters. Mr. Igdaloff’s tenure on our Board and his understanding of the mortgage REIT industry gained from his service enables him to be a significant contributor to our investment strategy.

Valerie A. Mosley (59) joined the Board of Directors in December 2013. Ms. Mosley is the founder, and since June 2012 has been the chief executive officer, of Valmo Ventures, a company that creates, collaborates, and invests in companies, assets, and efforts that add value to portfolio returns and to society. Prior to becoming chief executive officer of Valmo Ventures, Ms. Mosley was partner, senior vice partner and investment strategist at Wellington Management Company, LLP. During a 20-year career at Wellington Management Company, LLP (“Wellington Management”), Ms. Mosley managed a multi-billion-dollar investment portfolio for corporate and public pension funds, insurance company general accounts, endowment funds and mutual funds. Ms. Mosley also serves on several non-profit Boards including the Investment Advisory Committee of the NY State Common Retirement Fund, among others. While at Wellington Management, Ms. Mosley was involved in understanding markets and macroeconomic trends. She has served as a director of the board of directors of Envestnet, Inc. (“Envestnet”) since October 2018 and also currently serves as a trustee of the Eaton Vance Mutual Fund Family (“Eaton Vance”) and as a director of Progress Investment Management

Company (“Progress Investment”) . Ms. Mosley earned a B.A. from Duke University in 1982 and an M.B.A. from the University of Pennsylvania in 1986.

We believe Ms. Mosley’s experience at Wellington Management, which includes managing mortgage portfolios and fixed income products, provides her the broad experience necessary to understand our business strategy and contribute to the overall success of the Company. In addition, her association with Wellington Management, Envestnet, Eaton Vance, and Progress Investment gives her insight into corporate governance best practices. Finally, in her career, Ms. Mosley has developed and been exposed to operational and organizational best practices, which is a valuable resource for our Board of Directors.

Robert A. Salcetti (64) joined the Board of Directors in December 2013. Mr. Salcetti, who retired in 2008, previously served as a managing director at JPMorgan Chase from 2000 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of managing director at Chase Manhattan Bank from 1996 to 2000, senior vice president of TCB/Chemical Bank from 1992 to 1996, division manager of TCB/Chemical Bank from 1986 to 1992, vice president and section manager of Texas Commerce Bank, the predecessor to TCB/Chemical Bank, from 1980 to 1986, and vice president of American Mortgage Company from 1976 to 1979. Mr. Salcetti earned a degree of B.S. in business administration from Carlow College in 1976. Since 2011, Mr. Salcetti has served as a director of Ocwen Financial Corporation and serves on its audit, compliance, executive and independent review committees. He has also served as a co-chairman of its risk and compliance committee since 2017. Additionally, Mr. Salcetti served as a director of Cherry Hill Mortgage Investment Corporation from October 2013 until June 2015 and served on its audit, compensation and nomination/governance committees during all or part of that time.

We believe Mr. Salcetti’s qualifications to serve on our Board of Directors include his background in operational and strategic management, including over 35 years of experience in the financial services and mortgage industry sectors and specific experience in the specialty finance lending area while at JPMorgan Chase, as well as his continued involvement in the specialty finance REIT space through his directorships at Ocwen Financial Corporation and Cherry Hill Mortgage Investment Corporation. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to our Board of Directors from both an operational and strategic perspective.

David H. Stevens (62) joined the Board of Directors in January 2019.Mr. Stevens is a 35-year industry veteran with in-depth experience in the real estate finance and mortgage banking industry. He began his career as a loan officer in Colorado in 1983 and progressed into branch, regional, divisional, and national management roles in the same company over 16 years. He then spent seven years as the Senior Vice President and head of the single-family business at Freddie Mac, and then ran the wholesale lending business nationally as Executive Vice President for Wells Fargo. In July of 2006, he accepted a position as President and Chief Operating Officer of the Long & Foster Companies, including the core real estate company and all affiliated businesses of mortgage, settlement services, and insurance. Mr. Stevens served in the Obama Administration as Assistant Secretary of Housing and FHA Commissioner, from 2009 until March 31, 2011. Mr. Stevens retired as President and CEO of the MBA in Washington D.C. in September 2018, where he had served since May 2011. Mr. Stevens serves as a director of Radison Group Inc., a diversified mortgage and real estate services business. In addition, he is senior advisor to Mortgage Media and is currently focused on advisory efforts in real estate finance and providing technical and strategic consultation to financial institutions and intermediaries.

We believe Mr. Stevens’s qualifications to serve on our Board of Directors include his background in the real estate finance sector, including over 30 years of mortgage finance, capital markets and housing policy experience. His association with Freddie Mac, Wells Fargo Home Mortgage, the U.S. Department of Housing and Urban Development and the MBA, among others, has given Mr. Stevens insight into the mortgage finance industry for both residential and commercial real estate. His knowledge of housing finance policy issues is also very valuable to the Board and the Company. With his extensive experience, Mr. Stevens is deeply knowledgeable of all aspects of the industry and is able to provide this industry knowledge to our Board of Directors.

We are not aware of any family relationship among any director or executive officer; nor are we aware of any involvement of any director or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer, President and Co-Chief Investment Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Director Independence

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to its size, criteria for membership and selection to the Board, committees of the Board, meetings and access to management, director compensation, director orientation and continuing education, annual performance evaluation of the Board, director responsibilities, annual review of performance of the Chief Executive Officer and management succession and ethics and conduct. The Guidelines are available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060.

The Board of Directors in its business judgment has determined that Messrs. Hughes, Igdaloff, Salcetti and Stevens and Ms. Mosley are independent as defined by the NYSE listing standards. In reaching these conclusions, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. In addition, the Board considered all relevant facts and circumstances, including relationships that a director may have due to his or her status as an investor in an entity that may have a relationship with the Company.

Consistent with the NYSE listing standards, the Company’s Corporate Governance Guidelines establish categorical standards under which, except with respect to members of the Audit Committee and the Compensation Committee, the following relationships between a non-employee director and the Company will not be considered to be material:

•
if during any twelve-month period within the last three years, the director or any immediate family member of the director received $120,000 or less in direct compensation from the Company, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
if during each of the current fiscal year and three most recent fiscal years, the director is, or was, an executive officer or an employee (or has, or had, an immediate family member who is, or was, an executive officer) of another company that made payments to, or received payments from, the Company for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•
if the director serves as an executive officer of a charitable organization to which the Company made charitable contributions that did not exceed the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues in each of the last three fiscal years.

None of the Company’s directors, their immediate family members, or organizations in which they are a partner, shareholder or officer, are engaged in any relationships with the Company, except Mr. Boston, who serves as Chief Executive Officer, President and Co-Chief Investment Officer of the Company.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and employees of the Company and each of its subsidiaries including the Company’s Chief Executive Officer and Chief Financial Officer. The Code addresses such topics as compliance with applicable laws, conflicts of interest, use and protection of Company assets, confidentiality, dealings with the press and communications with the public, accounting and financial reporting matters, fair dealing, discrimination and harassment and health and safety. It is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy of the Code is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

We intend to provide any required disclosure of an amendment to or waiver from the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance” promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the web page disclosure.

Board and Committee Meeting Attendance

In 2018, there were 5 meetings of the Board of Directors. Each director attended at least 75% of the total number meetings of the Board and of the committees on which he or she served during 2018.

Board Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the Company, including whether it is best for the Company at a given point in time for the roles of Chairperson of the Board and Chief Executive Officer to be separate or combined. Since 2014, these roles have been split.

Mr. Hughes, as Chairperson of the Board, is independent as defined by the NYSE listing standards. As Chairperson, Mr. Hughes’ primary responsibilities include setting the agenda for Board meetings, taking into account suggestions from members of the Board, chairing Board meetings and participating in strategic planning efforts at the Company. He also provides feedback and counsel to Mr. Boston on important Company issues including business strategy, investment strategy, risk management and stakeholder management efforts. Additionally, the Chairperson of the Board generally chairs the executive sessions of the Board.

The Board believes that it is in the best interest of the Company’s shareholders for the positions of Chairperson of the Board and Chief Executive Officer to be separated. Mr. Hughes has extensive knowledge of the Company from his tenure as a director and from his working relationship with Mr. Boston. This has allowed him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces, but with management insight into the execution of the Company’s strategy. The Board of Directors annually reviews the Company’s corporate governance structure to ensure that it remains the most appropriate structure for the Company and its shareholders. As a result, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

Board Oversight of Risk Management

Directors are expected to devote sufficient time and apply themselves to understanding the Company’s business and its significant risks. The Board of Directors has an Investment Committee that oversees the investment activities of the Company and the risks related to these activities. The Investment Committee regularly receives presentations from senior management regarding the Company’s investment portfolio, its risk profile and its investment and risk management strategies. As part of that process, the Investment Committee oversees the Company’s compliance with the investment and investment risk policies of the Company, including notification to the Board if these risk limits are approached or exceeded. Management reviews these risk limits with the Investment Committee generally quarterly. In addition, the Audit Committee, comprised solely of independent directors, oversees the Company’s enterprise risk management program, which includes among other items, cybersecurity risk management. In conducting this oversight, the Audit Committee reviews and discusses with management and the Company’s risk and control personnel the Company’s policies and practices with respect to risk assessment and risk management for all non-investment risks identified by management. The Audit Committee also specifically reviews and discusses with management, the independent auditor and risk and control personnel the risks related to financial reporting and controls on at least a quarterly basis. Additionally, the Compensation Committee, comprised solely of independent directors, reviews and discusses with management the extent to which the Company’s compensation policies and practices create or mitigate risks for the Company. The Company believes that its leadership structure promotes effective Board oversight of risk management as the Audit, Compensation and Investment Committees of the Board are comprised primarily of independent directors and actively monitor the Company’s policies and practices with respect to risk assessment and risk management, and the directors are provided with the information necessary to evaluate the Company’s significant risks and strategies for addressing them.

Executive Sessions

Executive sessions where independent or non-management directors meet on an informal basis are held regularly without management participation. At least once a year, the Board schedules an executive session including only independent directors. Such sessions are generally chaired by the Chairperson of the Board.

Communications with Directors

Any director, including the Chairperson of the Board (or the Lead Independent Director when we have one), may be contacted by writing to such director c/o the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Communications to the non-management directors as a group may be sent to the Chairperson of the Board c/o the Secretary of the Company at the same address. The Company promptly forwards, without screening, any correspondence to a specified director to such director.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, Investment Committee, and Nominating & Corporate Governance Committee. The members of these committees and the number of meetings held during 2018 are identified in the table below. A description of the principal responsibilities of the Audit, Compensation, and Nominating & Corporate Governance Committees follows.

Name	Audit	Compensation	Investment	Nominating & Corporate Governance
Byron L. Boston			X
Michael R. Hughes		X	Chair	X
Barry A. Igdaloff	Chair		X	X
Valerie A. Mosley	X	X	X	Chair
Robert A. Salcetti	X	Chair
David H. Stevens			X
Number of meetings in 2018	5	4	4	2

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee operates under a written charter last amended by the Board in December 2015. The Audit Committee Charter is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The Board, in its business judgment, has determined that each member of the Audit Committee is independent for audit committee purposes as defined by regulations of the SEC and the NYSE listing standards. The Board of Directors also has determined that all of the Audit Committee members are financially literate as such term is used in the NYSE listing standards and that Messrs. Igdaloff and Salcetti and Ms. Mosley each qualify as an audit committee financial expert as defined by regulations of the SEC.

For additional information regarding the Committee, see “Audit Information - Audit Committee Report” beginning on page 59 of this Proxy Statement.

Compensation Committee

The Compensation Committee performs the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers. The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance annually in light of those goals and objectives and determining and recommending the Chief Executive Officer’s compensation level to the independent directors based on this evaluation; reviewing and approving the compensation for executive officers, including their corporate goals and objectives; reviewing and discussing the Compensation Discussion and Analysis required by the rules of the SEC with senior management and based upon such review and discussion, recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or proxy statement, as applicable; producing a Compensation Committee Report as required by the rules of the SEC to be included in the Company’s annual proxy statement; overseeing an annual review of the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives, and, based on the review, making any changes to such policies and practices that the Committee deems to be appropriate; reviewing and approving any employment-related agreement or other compensation arrangement, or transaction with senior management; making recommendations to the Board with respect to annual and long-term incentive compensation and equity-based plans; administering the Company’s equity-based, deferral and other compensation plans approved by the Board from time to time; monitoring compliance with the Company's stock ownership guidelines; reviewing any significant changes in the Company’s tax-qualified employee benefit plans; and recommending to the Board for approval director compensation.

Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Committee from time to time has engaged the services of FPL Associates L.P. (“FPL”) as a compensation consultant to assist the Committee in determining appropriate compensation levels for the executive officers and recommend an executive compensation program framework, evaluate non-employee director compensation and provide recommendations regarding employment, severance and change in control policies and agreements. FPL last assisted the Committee in designing the employment agreement for Mr. Boston in 2016 and developing the Executive Incentive Plan that the Company implemented beginning in 2016, at which time the Compensation Committee assessed the independence of FPL pursuant to SEC rules and concluded that the advice it received from FPL was objective and not influenced by other relationships that would be viewed as conflicts of interest. The Compensation Committee did not engage FPL in 2018 but intends to engage FPL in 2019 to conduct a comprehensive update review of our executive compensation programs and non-employee director compensation, including our Executive Incentive Plan and our executive employment agreements, which will need to be renewed or replaced in 2020.

The Committee operates under a written charter last amended by the Board in June 2018. The charter of the Compensation Committee is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The Board, in its business judgment, has determined that each member of the Compensation Committee is independent and otherwise eligible for compensation committee service as defined by the NYSE listing standards.

For additional information regarding the Committee, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk-taking by our employees. The most recent review was conducted in February 2019. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company’s system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee took into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company’s capital or who manage the Company’s risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee oversees the annual evaluation process of the directors, develops qualifications for director candidates, recommends to the Board of Directors persons to be nominated to serve as directors of the Company, and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee also acts as the Company’s nominating committee. The Nominating & Corporate Governance Committee is responsible for reviewing annually, with the Chief Executive Officer, management succession planning and management development activities and strategies, and reporting to the Board at least annually regarding management succession planning. The Committee operates under a written charter last amended by the Board in December 2015. The charter of the Nominating & Corporate Governance Committee is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The Board, in its business judgment, has determined that each member of the Nominating & Corporate Governance Committee is independent as defined by the NYSE listing standards.

The Nominating & Corporate Governance Committee considers candidates for the Board based upon several criteria, including but not limited to their broad-based business and professional skills and experience, concern for the long-term interest of the Company’s shareholders, personal integrity and judgment, and knowledge and experience in the Company’s industry. The Committee further considers each candidate’s independence, as defined by the NYSE listing standards. All candidates must have time available to devote to Board duties and responsibilities.

The Nominating & Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director. Candidates may also come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year.

Shareholders entitled to vote for the election of directors may submit candidate recommendations for consideration by the Nominating & Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the Committee reserves the right to not consider the candidate. Whether the Committee considers the nomination of such candidate depends on the facts and circumstances of the nomination at that time. To be timely, any shareholder desiring to recommend a candidate to be considered by the Nominating & Corporate Governance Committee for nomination at the 2020 Annual Meeting of Shareholders must submit such recommendation in writing to the Secretary of the Company no later than January 2, 2020.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating & Corporate Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, character, business experience, age, diversity, accounting and financial expertise, reputation, civic and community relationships, and knowledge and expertise in matters impacting the Company’s industry. The Nominating & Corporate Governance Committee also considers each candidate’s commitment, diligence, education, business acumen, and ability to act in the interest of all shareholders, including whether the candidate may be impacted by any conflicts of interest. The Committee values diversity in its broadest sense and seeks nominees with a complementary range of opinions, industry knowledge, experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Committee recommends to the Board nominees as appropriate based on these principles.

The Board has concluded that each director nominee possesses the personal traits described above. In considering the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director nominee possesses are discussed under “Proposal One - Election of Directors” beginning on page 5.

Under the Company’s Corporate Governance Guidelines, directors may not stand for reelection after reaching age 70, except that individuals who were serving as directors on March 11, 2010 (which includes Mr. Igdaloff) may not stand for reelection past age 75.

A shareholder entitled to vote for the election of directors may directly nominate a candidate for election at the 2020 Annual Meeting of Shareholders if written notice of the shareholder’s intent to nominate such person for election as director has been given, either by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company and received by either (i) no later than December 29, 2019 and no earlier than September 30, 2019; or (ii) if the 2020 Annual Meeting is held more than 30 days before or after May 14, 2020, then no less than 90 days prior to the 2020 Annual Meeting. The notice must set forth (i) as to the shareholder giving the notice, (1) the name and address, as they appear on the Company’s stock transfer books, of such shareholder, (2) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (3) the number of shares of Company stock beneficially owned by such shareholder, and (4) a description of all arrangements or understandings between such shareholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the shareholder; and (ii) as to the person whom the shareholder proposes to nominate for election as a director, (1) the name, age, business address and, if known, residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of Company stock beneficially owned by such person, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Annual Board, Committee and Peer Evaluations

The Board of Directors recognizes that a constructive evaluation process is an essential corporate governance tool to measure Board effectiveness. In accordance with the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee oversees an annual Board and committee self-evaluation process that involves each director completing detailed questionnaires designed to assess the performance of the Board as a whole and, separately, the performance of each of its committees and individual directors. The Nominating & Corporate Governance Committee reports its findings and conclusions to the Board, identifying any areas for improvement, and overseeing follow up when needed.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the then-serving directors attended the 2017 Annual Meeting of Shareholders, except for Mr. Salcetti.

Directors’ Compensation

Director compensation is reviewed and approved by the Board of Directors based on recommendations of the Compensation Committee of the Board. The Compensation Committee reviews director compensation annually in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified directors.

Effective January 1, 2018, the Board of Directors adopted a new fee structure for non-employee directors. Following a review of non-employee director compensation of several peer companies, the Board concluded that the non-employee directors’

compensation should be increased to be more competitive with director compensation paid by similarly situated companies in terms of market capitalization and business strategy. The new fee structure is as follows:

•	an annual retainer of $60,000, paid quarterly and prorated for the number of months served in the case of a director who joined or left the Board during the year;

•	an annual equity award in the amount of $60,000, with shares determined based on the closing price of common stock on the date of grant;

•	an additional $1,000 for each meeting of the Board attended above 15 meetings a year;

•	an additional $1,000 for each meeting of a Board Committee attended as a member above 15 meetings per year;

•	an additional annual retainer of $25,000 for service as the Chairperson of the Board;

•	an additional annual retainer of $20,000 for service as the Chairperson of the Audit Committee;

•	an additional annual retainer of $5,000 for service as the Chairperson of the Compensation Committee; and

•	an additional annual retainer of $5,000 for service as the Chairperson of the Nominating & Corporate Governance Committee.

For 2018, each non-employee director received an annual equity award of restricted stock in the amount of $60,000. The number of shares granted totaled 9,231 shares, which was based on the closing price of the common stock on the date of grant, rounded up in the case of a fractional share. These stock awards were granted under the Company’s 2018 Stock and Incentive Plan (the “2018 Plan”) and vest at the end of one year. The Company’s practice is to grant such shares as of the first Friday following each year’s annual meeting of shareholders.

Directors are also reimbursed for expenses related to their attendance at Board or committee meetings.

Director compensation is unchanged for 2019.

The following table shows the compensation earned by each of the directors for service during 2018:

DIRECTOR COMPENSATION FOR 2018 *
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Michael R. Hughes	85,000	60,002	5,998	151,000
Barry A. Igdaloff	80,000	60,002	5,998	146,000
Valerie A. Mosley	65,000	60,002	5,998	131,000
Robert A. Salcetti	65,000	60,002	5,998	131,000
* Columns for “Option Awards,” “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Non-qualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(1)
Mr. Boston, Chief Executive Officer, President and Co-Chief Investment Officer, is not included in this table because he is an executive officer of the Company. Mr. Boston’s compensation for service as an executive officer is included in the Summary Compensation Table on page 38.

(2)
The amounts in this column reflect the grant date fair value of grants of restricted stock to each listed director on May 18, 2018, under the Company’s 2018 Plan, calculated in accordance with ASC Topic 718. The grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the grant date. As of December 31, 2018, each of Messrs. Hughes, Igdaloff and Salcetti and Ms. Mosley had outstanding 9,231 shares of restricted stock.

(3)	The amounts in this column reflect dividends paid in 2018 on unvested restricted stock held by the directors.

Minimum Stock Ownership Guidelines for Non-Employee Directors

We have established minimum share ownership guidelines that require each non-employee director to maintain a minimum equity investment in our Company of three times the annual cash retainer fee paid to non-employee directors. Each non-employee director serving on March 1, 2018 must achieve this ownership level no later than December 31, 2020. Directors appointed after March 1, 2018 have three years from their date of election to achieve the required ownership level. Until the minimum ownership level is met, a non-employee director must retain 100% of the after-tax shares from the vesting of our common stock granted to him or her as compensation. The Compensation Committee will review annually each non-employee director’s compliance with the minimum stock ownership guidelines and may grant exceptions to these guidelines in special circumstances on a case-by-case basis. All of our non-employee directors are currently in compliance with the minimum stock ownership guidelines, except for Mr. Stevens who joined in the Board in January 2019 and is expected to meet the ownership guidelines by January 1, 2022.

OWNERSHIP OF STOCK

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of shares of common stock and preferred stock as of March 1, 2019, by: (a) each director of the Company, (b) each named executive officer of the Company, (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole investment and sole voting power with respect to the securities shown. The business address of each director and named executive officer is the Company’s principal address.

	Common Stock		Series A Preferred Stock (1)		Series B Preferred Stock (2)
Name	Shares	Percentage (3)	Shares	Percentage (4)	Shares	Percentage (5)
Stephen J. Benedetti (6)	350,857	*	—	*	—	*
Byron L. Boston (7)	663,508	*	—	*	—	*
Michael R. Hughes (8)	172,382	*	—	*	—	*
Barry A. Igdaloff (9)	913,857	1.29%	7,200	*	11,200	*
Valerie A. Mosley (10)	40,090	*	—	*	—	*
Smriti L. Popenoe (11)	162,476	*	—	*	—	*
Robert A. Salcetti (12)	82,200	*	—	*	—	*
David H. Stevens	2,000	*	—	*	—	*
All directors and executive officers as a group (8 persons)	2,387,370	3.36%	7,200	*	11,200	*
_______________

*	Percentage of ownership is less than one percent of the outstanding shares.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).

(1)
The shares of Series A Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.

(2)
The shares of Series B Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.

(3)	Each percentage is based on 70,970,987 shares of common stock issued and outstanding.

(4)	Each percentage is based upon 2,300,000 shares of Series A Preferred Stock issued and outstanding.

(5)	Each percentage is based upon 3,735,733 shares of Series B Preferred Stock issued and outstanding.

(6)	Amount includes 47,672 restricted shares of common stock over which Mr. Benedetti does not have investment power until such shares vest.

(7)	Amount includes 153,264 restricted shares of common stock over which Mr. Boston does not have investment power until such shares vest.

(8)
Amount includes 6,200 shares of common stock held in Mr. Hughes’ spouse’s IRA account and 32,700 shares of common stock held in Mr. Hughes’ mother-in-law’s account, over which accounts Mr. Hughes shares voting and investment power. Amount also includes 9,231 restricted shares of common stock over which Mr. Hughes does not have investment power until such shares vest on May 18, 2019.

(9)
Amount includes 593,728 shares of common stock, 7,200 shares of Series A Preferred Stock and 11,200 shares of Series B Preferred Stock owned by clients of Rose Capital, of which Mr. Igdaloff is the sole proprietor. Mr. Igdaloff shares the power to vote and dispose of such shares. Amount also includes 9,231 restricted shares of common stock over which Mr. Igdaloff does not have investment power until such shares vest on May 18, 2019 and 1,143 shares held by Mr. Igdaloff’s spouse, over which Mr. Igdaloff shares voting and investment power.

(10)	Amount includes 9,231 restricted shares of common stock over which Ms. Mosley does not have investment power until such shares vest on May 18, 2019.

(11)	Amount includes 48,134 restricted shares of common stock over which Ms. Popenoe does not have investment power until such shares vest.

(12)	Amount includes 9,231 restricted shares of common stock over which Mr. Salcetti does not have investment power until such shares vest on May 18, 2019.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of shares of common stock by persons or entities known by the Company to be beneficial owners of more than 5% of our voting securities as of March 1, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,843,486 shares (2)	5.4%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,698,894 shares (3)	5.2%

(1)	Percentage is based on 70,970,987 shares of common stock issued and outstanding.

(2)
Based solely on information as of December 31, 2018 contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc., including notice that it has sole investment power as to 3,843,486 shares of common stock and sole voting power as to 3,774,897 shares of common stock.

(3)
Based solely on information as of December 31, 2018 contained in Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, including notice that it has sole investment power as to 3,644,735 shares of common stock, sole voting power as to 53,351 shares of common stock, shared investment power as to 54,159 shares of common stock and shared voting power as to 3,604 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and controller, and any persons who own more than 10% of the outstanding shares of common stock to file with the SEC reports of ownership and changes in ownership of common stock. These Section 16 reporters are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Generally, we will prepare all Section 16(a) filings with the SEC for our directors, executive officers and controller. Based solely on a review of the copies of such reports filed with the SEC and written representations from our directors, executive officers and controller that no other reports were required, we believe that our directors, executive officers and controller complied with all such reporting requirements during 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s named executive officers for 2018. The Company had three executive officers for 2018, who are referred to in this Proxy Statement as our “named executive officers” and are listed below with their current titles:

•	Byron L. Boston, Chief Executive Officer, President and Co-Chief Investment Officer

•	Stephen J. Benedetti, Executive Vice President, Chief Financial Officer and Chief Operating Officer

•	Smriti L. Popenoe, Executive Vice President and Co-Chief Investment Officer

Executive Summary

As discussed further below, pursuant to the Company’s Executive Incentive Plan (the "Incentive Plan), the Compensation Committee awarded aggregate incentive compensation to Messrs. Boston and Benedetti and Ms. Popenoe of $1.77 million for 2018 performance versus $2.65 million for 2017 performance. The incentive compensation award for the performance periods ended December 31, 2018 of $1.77 million amounted to an achievement of 65.6% of the target components combined for the annual incentive and long-term incentive components and is approximately 33% of the $5.4 million maximum incentive compensation available to our executive officers under the Incentive Plan. Consistent with the Compensation Committee’s goal of having a clear framework that provides for variable compensation that aligns the Company’s incentive compensation with shareholders, these incentive compensation awards were determined by the Compensation Committee based on an evaluation of corporate and individual performance for the annual and long-term performance periods ended December 31, 2018 compared to specific quantitative and qualitative objectives established by the Compensation Committee pursuant to the Incentive Plan. As discussed more fully beginning on page 29, the achievement of the below target bonus compensation for our named executive officers was principally a result of below target performance on several financial objectives in 2018, including notably book value per common share and long-term total economic return.

In 2018, the Board of Directors adopted and shareholders approved the 2018 Plan to replace the Company’s 2009 Stock and Incentive Plan (the “2009 Plan”). Under the 2018 Plan, the Compensation Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units and performance cash awards to key employees, non-employee directors, consultants and advisors in its discretion. The Board of Directors believes a competitive equity incentive program is essential to offering compensation that aligns participants’ interests with those of our shareholders, based on a pay-for-performance philosophy that is consistent with prudent risk management and emphasizing an owner-operator mentality by placing a meaningful portion of an executive officer’s total compensation at risk, tied to our annual and long-term performance as well as to the creation and protection of shareholder value. Some of the key features of the 2018 Plan that enable the Company to maintain sound governance practices in granting awards include:

•	No “Evergreen” Provision: Shares authorized for issuance under the 2018 Plan are not automatically replenished.

•	Annual Limits: The 2018 Plan imposes an annual limit on equity and cash awards to participants.

•
No Discounts or Repricing of Stock Options or SARs:  The 2018 Plan prohibits the grant of stock options or SARs with an exercise price less than the fair market value of the Company’s common stock on the grant date and generally prohibits the repricing of stock options or SARs without shareholder approval.

•
No Liberal Share Recycling:  Under the 2018 Plan, shares of the Company’s common stock used to pay the exercise price of a stock option or SAR or to satisfy tax withholding obligations in connection with an award are not added back (recycled) to the aggregate plan limit. In addition, the gross number of shares associated with a stock option or SAR exercise, and not just the net shares issued upon exercise, counts against the aggregate plan limit.

•
Minimum Vesting Periods: Subject to accelerated vesting under certain circumstances, the 2018 Plan requires a minimum vesting period of one year for awards subject to time-based conditions and a minimum performance period of one year for awards subject to achievement or satisfaction of performance goals. These minimums apply to at least 95% of the maximum number of shares authorized for delivery under the 2018 Plan.

•
Protective Provisions and Clawback: The 2018 Plan provides for the forfeiture of outstanding awards upon a participant’s termination for cause and subjects all awards under the 2018 Plan to repayment as required by the terms of any recoupment or clawback policy of the Company or as required by applicable law, regulation or stock exchange requirement.

•	Independent Committee Administration: Awards under the 2018 Plan are granted by the Compensation Committee, which is composed entirely of independent directors.

Consistent with the Company’s goal to build director and executive officer ownership in the Company and to align performance with shareholder interests, in March 2018, the Company adopted stock ownership guidelines for our non-employee directors and executive officers, as discussed in more detail on pages 17 and 24.

Compensation Committee

The Compensation Committee is responsible for the development, oversight and implementation of our compensation program for our executive officers. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included under the captions “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee” and “- Directors’ Compensation.”

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract and retain highly skilled and motivated employees who will manage the Company in a manner to:

•	generate dividends for our shareholders;

•	preserve our capital;

•	advance the interests of our shareholders; and

•	maintain a culture of integrity and ensure that employees are not compensated for excessive risk taking.

We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking incentive compensation to our operating performance and the attainment of both corporate and individual objectives, including financial, operational and strategic objectives. We also actively promote the ownership of Company stock by our executive officers, including formally establishing stock ownership guidelines and historically paying incentive compensation to officers of the Company in shares of Company stock.

The Compensation Committee understands that the specialized nature and complexities of the Company’s business, and in particular its investment, financing and risk management activities and REIT structure, require individuals with unique experience and skills. The Compensation Committee also understands the potential volatility in the Company’s performance given its use of leverage in its business model and the Company’s exposure to macroeconomic conditions, interest rates, monetary policy (globally but especially in the U.S.), regulatory policy, and fiscal policy. The Company is also exposed to general market conditions for our investments which may impact their value and performance. Many factors affecting Company performance are beyond its control, and the Compensation Committee has sought to establish a compensation program and performance criteria that accounts for the potential volatility of the Company’s results on a year-to-year basis.

Executive Compensation Practices. The following highlights certain of the Company’s executive compensation and governance practices that we use to drive performance and serve our shareholders’ long-term interests:

Our pay practices include:

✓
Performance-Based Pay - Our compensation program has been structured to align the interests of our executive officers with the interests of our shareholders and, as a result, the majority of total direct compensation is tied to relative and absolute economic return over both short- and long-term time horizons.

✓
Meaningful Stock Ownership Requirements - All of our executive officers are subject to meaningful stock ownership requirements that require the retention of a dollar value of the Company’s stock based on a multiple of base salary.

✓	Annual Risk Assessment - Our Compensation Committee conducts an annual risk assessment of our compensation programs.

Our pay practices do not include:

✗	Tax Gross-Ups - We provide no tax gross-ups, except with respect to our group term life insurance provided to all employees.

✗	Pledging of Owned Shares - We prohibit our executive officers and directors from pledging their owned shares.

✗	Derivatives Trading and Hedging - We prohibit our employees and directors from engaging in any derivatives trading or hedging transactions associated with their holdings of Company stock.

Program Design. Our compensation program is designed to provide levels of compensation that are competitive and also reflective of both the Company’s and the individual's performance in achieving our goals and objectives. The Compensation Committee seeks to provide a mix of compensation that will align the short-term and long-term interests of our executive officers with that of our shareholders. The Compensation Committee strives to establish competitive compensation packages which strike a balance between recognition of recent performance and aligning the interests of management on a longer-term basis with that of the Company’s shareholders. Further, it is the intent of the Compensation Committee, and executive management, that this compensation philosophy be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers generally be provided in similar fashion to substantially all employees of the Company. The Compensation Committee also believes that it is important to pay a meaningful amount of incentive compensation earned in restricted stock in order to align executive compensation with shareholder performance.

Pay-for-Performance. The primary elements of our compensation program are base salary, incentive compensation (paid in a combination of cash and stock) and to a lesser extent, other benefits or agreements. These components of executive compensation are used together in an attempt to strike an appropriate balance between cash and stock-based compensation, between short-term and long-term incentives and between guaranteed and “at-risk” compensation.

As part of our pay-for-performance compensation philosophy, we expect a meaningful portion of an executive officer’s total compensation to be at risk, tied to our annual and long-term performance as well as to the creation and protection of shareholder value. We believe that incentive compensation should be tied directly to both corporate performance and individual performance for the applicable performance period, including the achievement of identified goals as they pertain to the areas of our financial performance, and for operations for which the executive officer is personally responsible and accountable. Under our compensation approach, performance that exceeds identified goals results in increased total compensation, and performance that falls below identified goals results in lower total compensation. Reflecting this pay-for-performance philosophy and the variability of incentive compensation paid, over the last three years, executive management received incentive compensation of an average total of $2.02 million, with a low of $1.65 million received for the performance period ended December 31, 2016 and a high of $2.65 million received for the performance periods ended December 31, 2017.

In addition, by paying a significant portion of any incentive compensation in stock, the Company also ensures a focus on longer-term performance objectives by aligning a portion of executive compensation to the Company’s long-term performance, as reflected in dividends paid, changes in book value per common share and its stock price.

Shareholder Alignment. An important consideration for the Compensation Committee is the alignment of management compensation with shareholder interests. This includes the pay-for-performance concepts discussed above such as total economic return, but it is also incorporated in the significant amount of compensation of the executives that is paid in stock and in dividends on unvested restricted stock. As indicated in the charts below, for 2018 approximately 32.7% of the Chief Executive Officer’s and approximately 19.4% of the average of Mr. Benedetti’s and Ms. Popenoe’s compensation was paid in equity and dividends on unvested restricted stock. The Compensation Committee believes that having a portion of compensation tied directly to the value of the Company’s equity and the payment of dividends is critical to ensuring the appropriate alignment with the interests of the Company’s shareholders. In addition, as shown below, approximately 58.9% of Mr. Boston’s 2018 compensation as Chief Executive Officer and approximately 50.5% of the average of Mr. Benedetti’s and Ms. Popenoe’s 2018 compensation as our other named executive officers was linked to the achievement of performance objectives. These amounts were lower for 2017 as a result of lower incentive compensation payments to our executive officers for 2018 versus 2017. For purposes of the charts below, compensation consists of base salary and other benefits (401(k) plan match, insurance related premiums and gross-ups and other personal benefits), incentive compensation paid in cash, and incentive compensation paid in stock including dividends paid on restricted stock.

Minimum Stock Ownership Guidelines for Executive Officers

The Company’s executive compensation program is designed to provide opportunities for executive officers to build ownership in the Company and to align performance with shareholder interests. Accordingly, we have established minimum share ownership guidelines for our executive officers that require each executive officer to maintain a minimum ownership of our common stock based on a multiple of the executive officer’s base salary as of the most recent December 31, as follows:

Multiple of Base Salary
CEO	5x
Other Executive Officers	3x

Each of our executive officers must achieve this ownership level by December 31, 2020. Until the minimum ownership level is met, the executive officer must retain 100% of the after-tax shares from the vesting of our common stock granted to him or her as compensation. The Compensation Committee will review annually each executive officer’s compliance with the minimum stock ownership guidelines and may grant exceptions to these guidelines in special circumstances on a case-by-case basis. All of our executive officers are currently in compliance with the minimum stock ownership guidelines or are scheduled and expected to meet the ownership guidelines by December 31, 2020.

2018 Say on Pay Vote

The Compensation Committee values the input of our shareholders regarding the design and effectiveness of our executive compensation program. At the 2018 Annual Meeting of Shareholders, the Company asked its shareholders to vote to approve, on an advisory basis, the Company’s executive compensation. Although the advisory shareholder vote on executive compensation was non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year when making compensation decisions for our Chief Executive Officer and other executive officers. Approximately 90.2% of the shareholders who voted on the “say-on-pay” proposal at the 2018 Annual Meeting of Shareholders approved the compensation of our named executive officers, while approximately 9.8% voted against the proposal. In light of such strong support, the

Compensation Committee determined that no significant additional changes were needed to the executive compensation program in 2018. Nonetheless, because market practice and our business needs continue to evolve, the Compensation Committee continually evaluates our compensation program and makes changes when warranted.

Company Performance Highlights

	2018	2017	2016
Net (loss) income to common shareholders (GAAP)	$(4.8) million	$23.1 million	$33.9 million
Comprehensive (loss) income to common shareholders (GAAP)	$(31.9) million	$47.0 million	$14.1 million
Core net operating income to common shareholders (non-GAAP)	$42.3 million	$37.0 million	$40.9 million
Net (loss) income to common shareholders per common share (GAAP)	$(0.08)	$0.46	$0.69
Core net operating income to common shareholders per common share (non-GAAP)	$0.73	$0.73	$0.83
Dividends declared per common share	$0.72	$0.72	$0.84
Total economic return to common shareholders (1)	(8.2)%	12.3%	4.0%
Return on equity - GAAP (2)	(1.1)%	6.4%	8.9%
Return on equity - Core (3)	9.9%	10.3%	10.7%
Total common shareholder return (4)	(8.5)%	13.8%	21.2%
Book value per common share, period end	$6.02	$7.34	$7.18

(1)	Calculated as the sum of (i) dividends declared on common stock and (ii) change in book value per common share for the period, divided by beginning book value per common share.

(2)	Calculated as net income per common share divided by beginning book value per common share.

(3)	Calculated as defined under the Incentive Plan using the Company’s core net operating income per common share.

(4)	Source: Bloomberg and assumes dividends are reinvested.

Net (loss) income to common shareholders and comprehensive (loss) income to common shareholders decreased from 2017 to 2018 as net interest income fell from higher interest rates and the Company posted greater losses on sale of investments in 2018. Core net operating income to common shareholders, a non-GAAP measure that the Compensation Committee utilizes to evaluate financial performance of the Company, increased on an absolute dollar basis to $42.3 million from $37.0 million, but remained flat on a per share basis at $0.73 per common share. Total economic return to common shareholders declined to (8.2)% in 2018 versus 12.3% in 2017 due to the 18% decline in book value per common share during 2018 as credit spreads on MBS widened during the year and interest rates rose while the yield curve flattened. Total economic return in 2018 consisted of the sum of (i) $0.72 in dividends declared per common share and (ii) $(1.32) decrease in book value per common share divided by beginning book value per common share of $7.34. Total economic return in 2017 consisted of the sum of (i) $0.72 in dividends declared per common share and (ii) $0.16 increase in book value per common share divided by beginning book value per common share of $7.71. For further discussion of the Company’s financial performance for 2018, see the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2019, beginning on page 31. For a reconciliation between GAAP (net income to common shareholders) and non-GAAP (core net operating income to common shareholders) financial measures, see page 30 in the same Annual Report on Form 10-K.

How Executive Pay Levels are Determined

The Compensation Committee annually reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors, and in the case of the Chief Executive Officer’s compensation are approved by the independent directors. The Compensation Committee periodically solicits input from FPL and management for information related to peer company compensation and performance. The Compensation Committee also reviews management’s calculations of the achievement of quantitative performance metrics and management’s observations with respect to the achievement of qualitative performance goals.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation (for our executive officers as well as our entire employee base), as well as the mix of salary and incentive compensation, using a number of factors including the following:

•	historical cash and equity compensation levels;

•
the financial performance of the Company primarily as measured by core net operating income per common share, comprehensive income per common share and total economic return (defined as dividends per share and the change in book value per common share divided by beginning book value per common share);

•	the operating performance of the Company;

•
the performance of the executive officers, as determined by Mr. Boston and reviewed by the Compensation Committee in the case of Mr. Benedetti and Ms. Popenoe, and as determined by the Compensation Committee and recommended to the independent directors in the case of Mr. Boston;

•	total general and administrative expense, and the ratio of such expense as a percentage of shareholders’ equity; and

•	comparative industry and market data.

With respect to comparative industry data, with assistance from management, and in some years FPL, the Compensation Committee periodically reviews executive salaries, compensation structures and the financial performance of comparable companies in a designated peer group recommended by FPL. The peer group used for comparison purposes may change from year to year but focuses principally on public mortgage REITs that have a similar market capitalization and/or have a similar business to ours or are similar to our Company in complexity. Many mortgage REITs are externally managed and executive officer compensation for them is not readily available. The most recent executive compensation peer group comparison analysis prepared by FPL for the Compensation Committee was in October 2013 and included the following companies: Arbor Realty Trust, Capstead Mortgage Corporation, CYS Investments, Inc., MFA Financial, Inc., New York Mortgage Trust, Inc., Northstar Realty Finance Corp, RAIT Financial Trust and Redwood Trust, Inc. The Compensation Committee did not utilize specific peer company compensation information for determining compensation for 2018 from FPL. Instead the Compensation Committee reviewed compensation of executive officers for several mortgage REIT peers that are internally managed and/or are comparable to the Company's size and business model, including AG Mortgage Investment Trust, Inc., Arlington Asset Investment Corporation, Capstead Mortgage Corporation, MFA Financial, Inc. and New York Mortgage Trust, Inc., based on their proxy statement disclosure in connection with considering salaries of our executive officers and performance targets for 2018 under the Incentive Plan.

In general, our executive officers’ compensation packages are meant to be structured in a manner similar to the peer companies listed above, though there may be significant variation in the types of awards made to executive officers and also the metrics used in incentive compensation plans. Our executive officer compensation may differ in the amount of total compensation or in the amounts allocated to base salaries, annual incentive awards or long-term incentive awards versus the peer group listed above. Overall, the Compensation Committee viewed the level of executive officer compensation as appropriate given our performance and size versus the activities and size of other companies reviewed for 2018.

The table below shows each named executive officer’s total direct compensation for services rendered in 2018, 2017 and 2016. The table below reflects the way the Compensation Committee considers executive compensation versus the Summary Compensation Table on page 38. The table below supplements, but does not replace, the Summary Compensation Table.

Name	Year	Salary	Bonus Awards		Stock Awards (2)	Dividends Paid on Unvested Restricted Stock	Total Annual Salary & Incentive Compensation
			Cash Awards	Stock Awards (1)
Byron L. Boston	2018	$700,000	459,019	459,019	$—	114,119	1,732,157
	2017	675,000	678,909	678,899	—	135,839	2,168,647
	2016	675,000	441,600	441,594	—	197,558	1,755,752
Stephen J. Benedetti	2018	435,000	285,262	142,609	—	34,959	897,830
	2017	435,000	426,446	213,187	—	43,027	1,117,660
	2016	375,000	245,346	122,645	—	64,778	807,769
Smriti L. Popenoe	2018	435,000	285,262	142,609	—	35,554	898,425
	2017	435,000	432,548	216,239	—	41,287	1,125,074
	2016	408,000	266,947	133,443	—	59,172	867,562

(1)
For 2018, these awards were granted on February 28, 2019 but related to 2018 performance for the annual incentive component of the Incentive Plan. For 2017, these awards were granted on March 7, 2018 but related to 2017 performance for the annual incentive component of the Incentive Plan and 2016-2017 performance for the long-term incentive component of the Incentive Plan. For 2016, these awards were granted on February 16, 2017 but related to 2016 performance. The number of shares constituting the stock awards granted for 2016 and 2017 was determined using the closing price of the common stock on the date of grant.  Beginning with the stock awards granted for 2018, the number of shares constituting the stock awards was determined using the average closing price of the common stock during the ten trading days ending the day before the date of grant. As a result, the value reflected in this column for the stock awards granted for 2018 differs from the grant date fair value of such awards calculated in accordance with ASC Topic 718.

(2)	For 2018, 2017 and 2016, no separate stock awards were granted to the executive officers outside of the portion of their bonus awards that was paid in stock.

Components of Executive Compensation

The elements of our compensation program for 2018 included base salary and incentive compensation paid partly in cash and partly in stock awards under our 2018 Plan. These elements are consistent with our compensation program in prior years. We provide certain retirement benefits through our 401(k) Savings Plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance, as well as certain other benefits.

Each of the principal components of executive compensation is designed to reward and provide incentives to the executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by each of the named executive officers during 2018 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary. Our base salary philosophy is to provide reasonable current income to our executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. The Compensation Committee establishes the annual salary for executive officers other than our Chief Executive Officer and recommends our Chief Executive Officer’s base salary to the independent directors for approval. In determining salaries, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense, particularly relative to our size and equity capital base.

The table below presents the base salary for each of our named executive officers for 2019, 2018 and 2017. The Compensation Committee increased the salaries beginning in 2017 for Mr. Benedetti and Ms. Popenoe to reflect their increased responsibilities and also to bring their base salaries more in line with peer companies. After consideration of a number of factors, including our size and overall expense levels of the Company and the increases in 2017, the Compensation Committee decided not to make any changes to Mr. Benedetti’s and Ms. Popenoe’s base salaries for 2018. The Compensation Committee and the independent directors decided to increase Mr. Boston's base salary for 2018 to $700,000 as a merit increase and to continue to move Mr. Boston's base salary closer to the average CEO base salary of the Company's peers. The Compensation Committee also decided that adjustments to our named executive officers' base salaries in 2019 were not necessary. The Compensation Committee intends to engage a compensation consultant in 2019 to assess the competitiveness of the Company's executive officer compensation versus the Company's peers and in conjunction with that assessment, review the terms of the executive officers' employment agreements and the Incentive Plan.

	Base Salary
Name	2019	2018	2017
Byron L. Boston	$700,000	$700,000	$675,000
Stephen J. Benedetti	435,000	435,000	435,000
Smriti L. Popenoe	435,000	435,000	435,000

Incentive Compensation. The Company's Incentive Plan begins each January 1 and has an annual incentive component (with a 1-year performance period) and a long-term incentive component (with a 3-year performance period, subject to transition provisions in 2016 and 2017) with an aggregate target incentive opportunity for the executive officers set forth in the table below. The plan uses a mix of quantitative and qualitative objectives with a combination of fixed and variable weightings for the metrics included in the Incentive Plan. Payouts under the Incentive Plan comprise both the executive officer’s cash and equity incentive awards in any given year. The Compensation Committee views the Incentive Plan as a clearly established incentive compensation framework for executive officers that is appropriately aligned with the interests of shareholders. The Committee believes that the Incentive Plan's inclusion of performance metrics that incent management to create shareholder value, including core net operating income, book value per common share, total economic return and relative total shareholder return ("TSR") and general and administrative expense metrics are important to the Company's incentive compensation objectives. Incentive compensation under the Incentive Plan is designed to be performance based and is not guaranteed to be paid in any year.

The Company amended the Incentive Plan effective January 1, 2019 to comply with the 2018 Plan, which among other provisions does not permit issuing unrestricted stock, and to comply with certain provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). As amended, the Incentive Plan provides for the payment of the stock portion of the long-term incentive component in restricted stock that vests on the date of grant or around the first anniversary of the date of grant, removes the Compensation Committee’s discretion to increase or decrease the bonus amount by up to 10%, and fixes the allocation of the short-term and long-term incentive component bonus payouts for the CEO at 50% stock and 50% cash. There may be additional changes to the Incentive Plan in 2019, in connection with the compensation consultant review mentioned above.

Individuals serving as executive officers each year will be eligible to participate in the Incentive Plan. For 2018, the participants were Messrs. Boston and Benedetti and Ms. Popenoe, each of whom is a named executive officer.

Each year, a participant is granted an incentive opportunity equal to the following percentages of his/her base salary as of January 1 of that year:

	Minimum Incentive Opportunity	Target Incentive Opportunity	Maximum Incentive Opportunity
CEO	0%	200%	400%
EVP	0%	150%	300%
Bonuses under the Incentive Plan are earned by the participants based on the achievement of various performance goals for the applicable annual or long-term performance period. The table below summarizes the target and maximum incentive opportunities granted to our executive officers for 2018.

Name	2018 Base Salary	Target Incentive Opportunity	Maximum Incentive Opportunity
Byron L. Boston	$700,000	$1,400,000	$2,800,000
Stephen J. Benedetti	435,000	652,500	1,305,000
Smriti L. Popenoe	435,000	652,500	1,305,000

Annual Incentive Component. The annual incentive component consists of the following performance goals, weighted as follows. The annual incentive component for each year will comprise 80% of each participant’s total incentive opportunity granted for that year.

Metric	Weighting (of total incentive opportunity)
Core return on equity to common shareholders (Core ROE)	0% - 40%
Book value per common share	0% - 40%
Corporate/individual objectives	40%

At the beginning of each year, the Compensation Committee establishes the weightings and the minimum, target and maximum performance targets for the annual incentive component goals, including the corporate and individual objectives and related weightings for each participant for the 1-year performance period. Core ROE is calculated using the Company’s core net operating income per basic common share divided by book value per common share at the end of the prior period. The corporate/individual objectives may be different for each participant and may consist of quantitative or qualitative Company or individual goals, including but not limited to: annual and/or longer-term performance versus a benchmark and/or a select group of peers; general and administrative expense efficiency ratio; attainment of Company strategic objectives; and attainment of personal objectives.

To determine each participant’s annual incentive bonus earned, after the end of each 1-year performance period, the Compensation Committee determines the level of performance achieved with respect to each of the annual incentive component performance goals. Performance for each goal can range from 0-200% and is calculated based on linear interpolation in the case of the Core ROE and Book value per common share goals. Performance with respect to the corporate/individual objectives is determined by the Compensation Committee in its good faith discretion in accordance with the criteria previously established. Each participant’s bonus amount for the annual incentive component will be equal to the performance level achieved for the relevant performance goal, multiplied by the relevant weighting for such goal, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

Long-Term Incentive Component. The long-term incentive component consists of the following performance goal, weighted as follows. The long-term incentive component for each year will comprise 20% of each participant’s total incentive opportunity granted for that year:

Metric	Weighting (of total incentive opportunity)
Annualized Total Economic Return (TER)	20%

At the beginning of each year, the Compensation Committee establishes the minimum, target and maximum performance targets for the annualized total economic return (“TER”) goal for the long-term performance period, which is 3 years, except during the first 2 transition years of the Incentive Plan (i.e., 2016 and 2017) where this component had a 1-year performance period and a 2-year performance period, respectively. TER is calculated as the sum of (A) the change in the Company’s GAAP book value per common share over the performance period and (B) the cumulative dividends declared by the Company during the performance period, divided by the book value per common share at the beginning of the period and further divided by 3 (or 1 or 2 in the case of the transition performance periods).

To determine each participant’s long-term incentive bonus earned, after the end of each long-term performance period, the Compensation Committee determines the level of performance achieved with respect to the TER performance goal. Performance can range from 0-200% and is calculated based on linear interpolation. Each participant’s bonus amount for the long-term incentive component will be equal to the performance level achieved for the TER performance goal, multiplied by 20%, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

Bonus Goals and Payouts. As discussed previously, the annual incentive component opportunity equals 80% of the total opportunity and the long-term incentive component equals 20% of the total opportunity under the Incentive Plan. To further align the participants’ interests with those of shareholders, the bonus amounts earned under the Incentive Plan are paid partly in cash and partly in shares of the Company’s common stock, with 50% of the CEO's incentive compensation paid in common stock and 33.33% of the EVP bonus paid in common stock. In 2017 and 2016, the Incentive Plan provided that the CEO's bonus be paid a minimum of 50% paid in stock, with the exact allocation determined by the Compensation Committee for each bonus payment. The Incentive Plan was amended effective January 1, 2019 to fix the allocation at 50% paid in stock and 50% paid in cash. The stock portion of the bonus amount for the annual incentive component is paid in restricted stock, vesting in equal 1/3 installments around the 1st, 2nd and 3rd anniversaries of the grant. The stock portion of the bonus amount for the long-term incentive component for performance periods that began before January 1, 2019 will be paid in restricted stock that vests on the date of grant to the extent such awards do not exceed 5% of the aggregate shares authorized under the 2018 Plan, and thereafter will be paid in restricted stock, vesting around the 1st anniversary of the grant. In each case, the stock will be granted under the Company’s 2018 Plan. The cash and stock portions of any annual or long-term incentive bonus earned under the Incentive Plan are paid no later than the March 15 following the end of each performance period.

The following tables show the performance metrics/objectives for the annual incentive component for 2018 and the long-term incentive component for the three-year performance period ended December 31, 2018, as well as the weightings of these objectives, the minimum, target and maximum performance targets for each objective, and the achievement against each objective on a gross and weighted average basis. For the annual incentive component for 2018, the Compensation Committee approved the same individual objectives for each participant in the Incentive Plan. The Compensation Committee reviewed the corporate and individual performance of Messrs. Boston and Benedetti and Ms. Popenoe, and bonus payouts were determined under the Incentive Plan based on their achievement of the performance goals.

Annual Incentive Component for 2018
Performance Metric/Objective	Weighting	Performance Target			Value Achieved	Percentage Achieved	Weighted Average Percentage Achieved
		Minimum	Target	Maximum
Core ROE (1)	20.0%	5.0%	9.0%	13.0%	9.9%	123.8%	24.8%
Book value per common share	20.0%	$6.61	$7.34	$8.08	$6.02	—%	—%
Corporate/Individual Objectives:
Comparative TSR (2)	10.0%	40% rank	60% rank	80% rank or higher	62% rank	112.5%	11.2%
General & administrative (G&A) expense (3)	8.0%	$12.0 million	$11.55 million	$10.8 million	$11.8 million	34.7%	2.8%
Capital raising	5.0%	$50 million	$100 million	None	$43.2 million	—%	—%
Strategic objectives (4)	17.0%	—%	100.0%	200.0%	N/A	157.6%	26.8%
TOTALS	80.0%						65.6%

(1)
Core ROE is computed as (i) the Company’s core net operating income per basic common share for the performance period, divided by (ii) the Company’s book value per common share at December 31 of the year before the performance period.

(2)
The Compensation Committee approved comparative TSR as a corporate objective under the Incentive Plan for 2018. The Company’s comparative TSR is calculated versus a peer group consisting of the following companies: AG Mortgage Investment Trust, Inc., Anworth Mortgage Asset Corporation, Arlington Asset Investment Corporation, ARMOUR Residential REIT, Inc., Capstead Mortgage Corporation, New York Mortgage Trust, Inc., Orchid Island Capital, Inc. and Western Asset Mortgage Capital Corporation. MTGE Investment Corp. was originally included in the peer group but was removed due to its acquisition in 2018.

(3)
General & administrative expense is measured as (i) the Company’s total general and administrative expenses, (ii) less (a) accrued bonus expense and (b) litigation costs and (c) any expenses related to technology research and development, if any, as defined by the Compensation Committee.

(4)
With respect to the strategic objectives under the 2018 annual incentive component of the Incentive Plan, the Compensation Committee evaluated performance on a scale of 0% (minimum) to 200% (maximum) based on performance criteria announced to the participants at the beginning of 2018.

Long-Term Incentive Component for Three-Year Performance Period Ended December 31, 2018
Performance Metric	Weighting	Performance Target			Value Achieved	Percentage Achieved	Weighted Average Percentage Achieved
		Minimum	Target	Maximum
TER	20.0%	4.73%	8.0%	16.0%	2.55%	—%	—%

As it relates to the corporate objectives, the Compensation Committee established a target of 9.0% for Core ROE and the Company achieved 9.95% for 2018 or 123.8% of the target as determined under the Incentive Plan. The Compensation Committee also established a target of the 60th percentile for comparative TSR and a minimum of the 40th percentile, with maximum performance being the 80th percentile or greater. The Company achieved a ranking of the 62nd percentile and accordingly 112.5% of the target bonus for this component was achieved. The Compensation Committee established a target of $11.55 million for G&A expense in 2018 as defined under the Incentive Plan and a maximum goal of $10.8 million to earn the maximum bonus percentage for this component. During 2018, the Company incurred $11.8 million in G&A expenses, as defined under the Incentive Plan, and therefore 34.7% of the target bonus was achieved for this component. Finally, the Compensation Committee established a minimum of $50 million and a target of $100 million as a capital raising objective. The Company failed to meet the minimum goal for this objective and, therefore, no amount was awarded under this component.
The strategic objectives for the executives for 2018, which could be achieved from 0 - 200%, are summarized below as follows:

•	prepare an updated three-year strategic plan for the Company;

•	establish a capital strategy to grow the Company for the long-term benefit of shareholders as part of the strategic plan;

•	execute on an investor strategy that results in an improved relative TSR performance;

•	execute dividend strategy with a goal of maximizing the dividend while managing risk to capital and reputation;

•	improve operational effectiveness with a goal of improving decision-making, increasing efficiency and managing/reducing risk;

•	foster a high-performance work culture; and

•	manage relationships to gain a competitive edge.

The Compensation Committee reviewed the individual performance of Messrs. Boston and Benedetti and Ms. Popenoe with respect to their contributions to meeting these strategic objectives for 2018 and, in addition, the performance of their responsibilities as Chief Executive Officer, President and Co-Chief Investment Officer; Chief Financial Officer and Chief Operating Officer; and Co-Chief Investment Officer, respectively. The Compensation Committee noted that management had exceeded expectations for these objectives by among other things, delivering an updated three-year strategic plan prepared using only Company resources that included a capital growth strategy, identified important business trends and identified evolving investor trends in mortgage REITs. The Compensation Committee also noted that the Company had maintained the dividend despite a challenging interest-rate environment, excelled at managing its relationships, particularly funding relationships, improved its operational efficiencies and effectiveness, and executed on its investor strategy for the year. Based on these accomplishments and the contribution of each of the executive officers, the Compensation Committee awarded an aggregate achievement of 157.6% for the strategic objectives portion of the annual incentive component for 2018. Given the loss in book value over the three-year period ended December 31, 2018, the Company did not meet the minimum required performance for the long-term TER incentive component.

Based on the achievement with respect to each of the objectives set for the annual and three-year long-term performance periods ended December 31, 2018, pursuant to the Incentive Plan, our executive officers earned 65.6% of the target opportunity available under the annual incentive component and none of the target opportunity available under the long-term incentive component, for a total of 65.6% of the target opportunity. The tables below summarize the amounts earned and awarded for the annual incentive component and the long-term incentive component under the Incentive Plan:

Annual Incentive Component for 2018
Metric	Weighted Average Percentage Achieved	Byron L. Boston	Smriti L. Popenoe	Stephen J. Benedetti
Base Salary as of January 1, 2018		$700,000	$435,000	$435,000
Target incentive bonus %		200%	150%	150%
Portion of incentive opportunity		80%	80%	80%
Target incentive bonus		$1,120,000	$522,000	$522,000

Annual Incentive Component Earned	65.6%	$918,038	$427,871	$427,871

Long-Term Incentive Component for Three-Year Performance Period Ended December 31, 2018
Metric	Percentage Achieved	Byron L. Boston	Smriti L. Popenoe	Stephen J. Benedetti
Base Salary as of January 1, 2016		$675,000	$408,000	$375,000
Target incentive bonus %		200%	150%	150%
Portion of incentive opportunity		20%	20%	20%
Target incentive bonus		$270,000	$122,400	$112,500

Long-Term Incentive Component Earned	—%	$—	$—	$—

In accordance with the Incentive Plan, Mr. Boston's incentive payments for the annual and three-year long-term performance periods ended December 31, 2018 were paid 50% in cash and 50% in stock and Mr. Benedetti's and Ms. Popenoe's incentive payments for the annual and three-year long-term performance periods ended December 31, 2018 were paid two-thirds in cash and one-third in stock. The actual amounts earned by Messrs. Boston and Benedetti and Ms. Popenoe for the annual and three-year long-term performance periods ended December 31, 2018 under the Incentive Plan were paid in 2019 and are reported as “Non-Equity Incentive Plan Compensation” for 2018 in the Summary Compensation Table on page 38.

Clawback Provision. The Incentive Plan is currently the Company’s only compensation plan providing for incentive compensation. Per the terms of the plan, any bonus amount paid, in cash or stock, under the Incentive Plan is subject to clawback in the event repayment is required by any Company clawback policy or law or regulation or stock exchange requirement applicable to the Company.

Long-Term Equity Incentives. Since 2010, long-term equity incentives have been awarded to executive officers in the form of restricted stock. The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with creating and protecting shareholder value and to encourage our executive officers to think like owners of the Company. In particular, the Compensation Committee views restricted stock as a strong alignment of interests by making employees direct owners of the Company while providing incentive for employees to remain with the Company as their shares vest.

The Compensation Committee uses multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards. Recent awards of restricted stock generally vest over three-year periods. Equity incentive awards are currently made pursuant to our 2018 Plan.

As noted above, payouts under the Incentive Plan are anticipated to comprise both the executive officer’s cash and equity incentive awards in any given year. No separate awards of stock were granted to the executive officers and employees for 2018 performance outside of the Incentive Plan bonus awards that were paid partly in shares of stock.

Timing of Long-Term Incentive Awards. We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the long-term incentive awards to our executive officers, as well as stock grants awarded to directors, depending on whether the information is favorable or unfavorable. Our historical practice with respect to the timing of long-term incentive awards, including payments under the Incentive Plan, has been to approve such grants once each year in the first quarter of the year following the year to which the award pertains. Long-term incentive restricted stock awards for 2016, 2017 and 2018 performance were granted to certain officers and employees of the Company in the first quarter of 2017, 2018 and 2019, respectively, in each case after the Company had released its fourth quarter results for the year. We anticipate that any future grants will be awarded on a similar timetable.

Non-employee directors receive annual grants of restricted stock on the first Friday following the annual meeting of shareholders, generally in May or June of each year, which shares vest at the end of one year.

In the case of grants to our non-employee directors, we believe that the annual meeting of shareholders is an appropriate time during the year to make equity grants and that a consistent application of our equity granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The equity awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive or director compensation.

Retirement Plans. We provide additional compensation to our executive officers through various plans which are also available to some or all of our other employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above.

We have a 401(k) Savings Plan for all of our employees.  The 401(k) Savings Plan has historically allowed eligible employees to defer up to 25% of their eligible compensation, and we have made discretionary matching contributions on a dollar-for-dollar basis up to 6% of an employee’s eligible compensation.  In 2016, the amount that eligible employees are permitted to defer was increased to 100% of their eligible compensation, but the discretionary matching contribution was not changed. Eligible employee deferrals and matching contributions under the 401(k) Savings Plan are subject to limitations imposed by the Internal Revenue Code.

Other Benefits. The Company provides our executive officers with other personal benefits on a limited basis with overall compensation program objectives to attract and retain high quality executives. The Compensation Committee has reviewed the levels of other personal benefits provided to our executive officers and the Compensation Committee believes them to be appropriate.

In 2016, the Company paid certain legal fees incurred by Mr. Boston in connection with the negotiation of his new employment agreement.

Details of other benefits provided to the executive officers are set forth in footnotes to the Summary Compensation Table.

Employment Agreements.  As of December 31, 2018, we had employment agreements with Messrs. Boston and Benedetti and Ms. Popenoe.

Mr. Boston.  On December 8, 2016, the Company entered into a new employment agreement with Mr. Boston, replacing his July 31, 2009 employment agreement and September 7, 2011 relocation agreement. The Compensation Committee authorized management to engage in a shareholder outreach effort with the Company’s largest shareholders during 2015 to better understand shareholders’ perspectives on the Company’s executive compensation program. While investors had varying perspectives, a few common themes emerged from the discussions, including a desire to see (1) a greater link between Chief Executive Officer pay and Company performance, (2) less Compensation Committee discretion with respect to incentive awards for executives, (3) longer performance periods for performance-based awards and (4) performance metrics that are viewed to more closely link executive pay with shareholder value, such as TSR. The Compensation Committee carefully considered the feedback received during this outreach effort in negotiating the new agreement with Mr. Boston. As a result, the primary areas of shareholder concern regarding his prior agreement were changed, including the elimination of a “single trigger” provision for severance in connection with a “change in control” (as defined in the agreement) and the elimination of any tax gross-ups.

Mr. Boston’s employment agreement provides for Mr. Boston to serve as Chief Executive Officer of the Company with an initial term through December 31, 2019.  The term will be automatically extended for an additional year on December 31, 2019, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to the renewal date. The agreement provides for Mr. Boston to receive an annual base salary of at least $675,000, subject to annual increases or decreases by the Board, provided that the annual base salary may only be decreased below $675,000 with Mr. Boston’s consent and may not be decreased following a “change in control” (as defined in the agreement). Under the agreement, Mr. Boston is eligible to receive equity compensation awards to the extent determined by the Board and is eligible to participate in the Incentive Plan (or any successor plan), with a minimum target incentive opportunity each year of 200% of his base salary. Mr. Boston is also entitled to participate in the employee and executive benefit plans and programs offered by the Company in which other senior executives of the Company are eligible to participate, including medical, dental, life and disability insurance and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans.  Under the agreement, Mr. Boston will be provided with a cell phone and personal data assistant for his use, and the Company will pay for any business-related usage fees for such items. Mr. Boston will also be entitled to reimbursement for the cost of an annual executive medical services program.

The agreement provides that Mr. Boston may be terminated by the Company with or without “cause” (as defined in the agreement). If Mr. Boston resigns for “good reason” (as defined in the agreement) or his employment is terminated without cause not in connection with a change in control, Mr. Boston will be entitled to receive a lump sum severance payment equal to two times the sum of (i) his annual base salary at the time of termination and (ii) the average of his “annual incentive award” (as defined in the agreement) paid for the prior three years. Mr. Boston will also be entitled to receive any amounts already earned but not yet paid (or his “accrued obligations,” as defined in the agreement); continued medical, dental, life and disability insurance coverage for 24 months; “prorated incentive awards” (as defined in the agreement) for the year of termination and other open performance periods (prorated for time through the date of termination and for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals); and full vesting of any unvested equity awards.

The agreement contains a “double trigger” provision for severance in a change in control context. Under this “double trigger” provision, if Mr. Boston resigns for “good reason” or his employment is terminated without cause on or within two years after a change in control, he will be entitled to receive a lump sum severance payment equal to 2.99 times the sum of (i) his annual base salary at the time of termination and (ii) the average of his annual incentive award paid for the prior three years. Mr. Boston will also be entitled to receive his accrued obligations; continued medical, dental, life and disability insurance coverage for 36 months; prorated incentive awards for the year of termination and other open performance periods; and full vesting of unvested equity awards.

If Mr. Boston’s employment terminates due to death, the agreement provides for a lump sum payment to his estate of his accrued obligations plus an amount equal to the sum of (i) Mr. Boston’s annual base salary at the time of his death and (ii) the average of his annual incentive award paid for the prior three years. His estate will also be entitled to his prorated incentive awards for the year of death and other open performance periods and full vesting of his unvested equity awards. If Mr. Boston’s employment terminates due to disability, he will be entitled to receive his accrued obligations, incentive awards for the year of termination and other open performance periods (prorated for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals) and full vesting of any unvested equity awards.

If the Company determines not to renew Mr. Boston’s employment agreement on December 31, 2019 or does not offer Mr. Boston a comparable replacement employment agreement to be effective on December 31, 2020, in each case other than for cause, Mr. Boston will be entitled to receive the same payments discussed above for termination without cause or resignation for good reason, either not in connection with a change in control or on or within two years after a change in control, as applicable depending on when the non-renewal or termination occurs.

Except for his accrued obligations, payment of all of the severance payments discussed above (other than in the event of death) is contingent on Mr. Boston’s signing and not revoking a release in favor of the Company.

In certain cases, some or all of the payments and benefits provided on termination of Mr. Boston’s employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement. In the case of benefits that are delayed, Mr. Boston would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Company at the end of the six-month period.

The agreement eliminated the right to receive any gross-up payment on any tax imposed on Mr. Boston and provides for change in control severance benefits on a “best net” approach, under which the change in control severance benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause Mr. Boston to receive more after-tax compensation than without a reduction.

The agreement also provides for a clawback of any incentive compensation by the Company, including both equity and cash compensation, to the extent required by federal or state law or regulation or stock exchange requirement. Under the agreement, Mr. Boston is also subject to certain restrictive covenants in favor of the Company, including (i) a confidentiality covenant that applies during and following his employment, (ii) a non-solicitation covenant that applies during and for 12 months following his employment, and (iii) a non-competition covenant that applies during his employment and for 90 days following his employment if he does not receive severance benefits and for 6 months following his employment if he receives severance benefits.

Mr. Benedetti and Ms. Popenoe. On March 3, 2017, the Company entered into new employment agreements with Mr. Benedetti and Ms. Popenoe. Mr. Benedetti’s employment agreement replaced his severance agreement, dated June 11, 2004 as amended December 31, 2008. Ms. Popenoe did not have a prior employment agreement with the Company. The terms of Mr. Benedetti’s and Ms. Popenoe’s employment agreements are substantially the same as Mr. Boston’s employment agreement, except as follows. Mr. Benedetti’s and Ms. Popenoe’s employment agreements provide for initial terms through March 1, 2019 and were automatically extended for one additional year on March 1, 2019. The agreements provide for Mr. Benedetti and Ms. Popenoe to each receive an annual base salary of at least $435,000, provided that the annual base salary may only be decreased below $435,000 with Mr. Benedetti’s or Ms. Popenoe’s consent and may not be decreased following a “change in control” (as defined in the agreement). Under the agreements, Mr. Benedetti and Ms. Popenoe are eligible to receive equity compensation awards to the extent determined by the Board and are eligible to participate in the Incentive Plan (or any successor plan), with a minimum target incentive opportunity each year of 150% of base salary.

If either Mr. Benedetti or Ms. Popenoe resigns for “good reason” (as defined in the agreement) or his or her employment is terminated without cause not in connection with a change in control, they will be entitled to receive a lump sum severance payment equal to 1.5 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her “annual incentive award” (as defined in the agreement) paid for the prior three years. Mr. Benedetti and Ms. Popenoe will also be entitled to receive their accrued obligations; continued medical, dental, life and disability insurance coverage for 18 months; prorated incentive awards for the year of termination and other open performance periods; and full vesting of any unvested equity awards.

If Mr. Benedetti or Ms. Popenoe resign for “good reason” or his or her employment is terminated without cause on or within two years after a change in control, they will be entitled to receive a lump sum severance payment equal to 2.24 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her annual incentive award paid for the prior three years. Mr. Benedetti and Ms. Popenoe will also be entitled to receive their accrued obligations; continued medical, dental, life and disability insurance coverage for 27 months; prorated incentive awards for the year of termination and other open performance periods; and full vesting of any unvested equity awards.

See further discussion under “Potential Payments upon Termination or Change in Control” below.

Limitations on Deductibility of Compensation

In making compensation decisions, the Compensation Committee considers Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which limits the federal income tax deductibility of certain compensation in excess of $1 million paid to certain executive officers, as one factor in the context of the Company’s overall compensation philosophy.  The Compensation Committee currently believes, however, that it is generally in the Company’s and its shareholders’ best interests for the Compensation Committee to retain flexibility to develop appropriate compensation programs and establish appropriate compensation levels. As a result, the Compensation Committee awards compensation that is not fully deductible under Section 162(m) when it believes it is in the best interest of the Company and its shareholders to do so, as it has done in recent years with respect to the named executive officers’ compensation.

For 2018, approximately $1.24 million, $144 thousand and $127 thousand of the compensation for Mr. Boston, Mr. Benedetti and Ms. Popenoe, respectively, was not deductible under Section 162(m).

Limitations on Certain Short-term or Speculative Transactions in the Company’s Securities

The Board of Directors has approved a Statement of Policy Regarding Trading in Company Securities (the “Insider Trading Policy”) that applies to all directors, officers and employees of the Company and helps ensure that the Company’s personnel bear the full risks and benefits of stock ownership. The Insider Trading Policy prohibits directors and executive officers, among others, from engaging in short-term or speculative transactions in the Company’s securities, such as short sales, trading in publicly-traded derivative securities, and hedging transactions. The Insider Trading Policy also prohibits directors and executive officers, among others, from holding the Company’s securities in margin accounts and from pledging the Company’s securities.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Robert A. Salcetti, Chairperson
Michael R. Hughes
Valerie A. Mosley

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is, and no member who served during 2018 was, a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any current member of the Compensation Committee or member who served during 2018.

Compensation of Executive Officers

Compensation for our executive officers is administered under the direction of our Compensation Committee.  In the tables and discussion below, we summarize the compensation earned during 2018, 2017, and 2016 by Messrs. Boston and Benedetti and Ms. Popenoe. The Company had no other executive officers during 2018.

Summary Compensation Table for 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3)($)	Total ($)
Byron L. Boston Chief Executive Officer, President and Co-Chief Investment Officer	2018	$700,000	$—	$—	$918,038	$133,260	$1,751,298
	2017	675,000	—	—	1,357,808	154,290	2,187,098
	2016	675,000	—	—	883,194	219,184	1,777,378
Stephen J. Benedetti Executive Vice President, Chief Financial Officer and Chief Operating Officer	2018	435,000	$—	$—	$427,871	$55,183	918,054
	2017	435,000	—	—	639,633	62,881	1,137,514
	2016	375,000	—	—	367,991	84,732	827,723
Smriti L. Popenoe Executive Vice President and Co-Chief Investment Officer	2018	435,000	$—	$—	$427,871	$53,597	916,468
	2017	435,000	—	—	648,787	59,015	1,142,802
	2016	408,000	—	—	400,390	76,600	884,990

(1)
No stock awards were granted to the executive officers in 2018, 2017 or 2016 outside of the portion of the bonus award paid in shares of the Company’s common stock, which is included in the “Non-Equity Incentive Plan Compensation” column.

(2)
Bonus amounts earned for 2018 under the Incentive Plan for Messrs. Boston and Benedetti and Ms. Popenoe include (a) the actual bonus amount earned for 2018 performance under the annual incentive component and (b) the actual bonus amount earned for performance during the three-year period ended December 31, 2018 under the long-term incentive component, and in each case include both the cash portion of the bonus award and the portion that was paid in shares of the Company’s common stock.  Bonus amounts earned for 2017 under the Incentive Plan for Messrs. Boston and Benedetti and Ms. Popenoe include (a) the actual bonus amount earned for 2017 performance under the annual incentive component and (b) the actual bonus amount earned for performance during the two-year transition period ended December 31, 2017 under the long-term incentive component, and in each case include both the cash portion of the bonus award and the portion that was paid in shares of the Company’s common stock.  Bonus amounts earned for 2016 under the Incentive Plan for Messrs. Boston and Benedetti and Ms. Popenoe include (a) the actual bonus amount earned for 2016 performance under the annual incentive component and (b) the actual bonus amount earned for performance during the one-year transition period ended December 31, 2016 under the long-term incentive component, and in each case include both the cash portion of the bonus award and the portion that was paid in shares of the Company’s common stock. For further information, see “Incentive Compensation” beginning on page 28. In each case, the cash portion and the shares portion of these bonus awards were paid in the year following the year in which the applicable performance criteria was achieved.

(3)	The following table presents the components of “All Other Compensation” in the table above for each of the executive officers for 2018:

	Byron L. Boston	Stephen J. Benedetti	Smriti L. Popenoe
Dividends paid on unvested restricted stock	$114,119	$34,959	$35,554
Matching contributions to the Company’s 401(k) Savings Plan	16,500	16,500	16,500
Group term life insurance premiums	1,032	552	360
Gross up expenses related to the group term life insurance	79	42	28
HSA Company contributions	375	1,975	—
Long-term disability insurance premiums	1,155	1,155	1,155
Total other compensation	$133,260	$55,183	$53,597

All compensation that we have paid to Messrs. Boston and Benedetti and Ms. Popenoe has been determined as described above in our “Compensation Discussion and Analysis” section.

Grants of Plan-Based Awards for 2018

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Target ($)	Maximum ($)
Byron L. Boston
Annual Component (1)	$—	$1,120,000	$2,240,000
Long-Term Component (2)	—	280,000	560,000
Stephen J. Benedetti
Annual Component (1)	—	522,000	1,044,000
Long-Term Component (2)	—	130,500	261,000
Smriti L. Popenoe
Annual Component (1)	—	522,000	1,044,000
Long-Term Component (2)	—	130,500	261,000

(1)
Reflects the target and maximum amounts that the executive officers could earn for 2018 performance under the annual incentive component of the Incentive Program. There is no threshold amount under the Incentive Program. The actual amounts earned by Messrs. Boston and Benedetti and Ms. Popenoe for 2018 performance under this component, which were paid partly in cash and partly in shares of restricted stock with a three-year vesting period, are reported as “Non-Equity Incentive Plan Compensation” for 2018 in the Summary Compensation Table on page 38.

(2)
Reflects the target and maximum amounts that the executive officers could earn for performance during the three-year period ending December 31, 2020 under the long-term incentive component of the Incentive Program. There is no threshold amount under the Incentive Program. The actual payout, if any, of this long-term incentive component of the Incentive Plan granted in 2018 will be reported in the Summary Compensation Table reporting compensation for 2020.

Holdings of Stock-Based Awards

The table below presents information regarding restricted stock held by each of our named executive officers as of December 31, 2018. None of our named executive officers held any options or stock appreciation rights as of December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Byron L. Boston	156,146	893,155
Stephen J. Benedetti	47,341	270,791
Smriti L. Popenoe	49,235	281,624

(1)	All of these shares were granted under the Company’s 2009 Plan. See the following table for details of the vesting for each grant of restricted stock:

Name	Grant Date	Restricted Shares	Vesting Schedule
Byron L. Boston	02/22/16	30,146	Vests on February 15, 2019
	02/16/17	37,770	Vests in equal annual installments on February 15, 2019 and February 15, 2020
	03/07/18	88,230	Vests in equal annual installments on February 15, 2019, February 18, 2020 and February 15, 2021
Stephen J. Benedetti	02/22/16	8,424	Vests on February 15, 2019
	02/16/17	10,490	Vests in equal annual installments on February 15, 2019 and February 15, 2020.
	03/07/18	28,427	Vests in equal annual installments on February 15, 2019, February 18, 2020 and February 15, 2021
Smriti L. Popenoe	02/22/16	9,393	Vests on February 15, 2019
	02/16/17	11,415	Vests in equal annual installments on February 15, 2019 and February 15, 2020
	03/07/18	28,427	Vests in equal annual installments on February 15, 2019, February 18, 2020 and February 15, 2021

(2)	This amount represents the fair market value of the restricted stock as of December 31, 2018, based on the closing price of the Company’s common stock of $5.72 on that date.

Option Exercises and Stock Vested

The table below presents information regarding restricted stock held by our executive officers that vested during 2018.

Option Exercises and Stock Vested for 2018 (1)

Name	Stock Awards
	Vesting Date	Vesting Date Stock Price per Share (2) ($)	Number of Shares Acquired On Vesting (#) (3)	Value Realized on Vesting (2) ($)
Byron L. Boston	02/15/18	$6.37	97,638	$621,954

Stephen J. Benedetti	02/15/18	$6.37	33,279	$211,987

Smriti L. Popenoe	02/15/18	$6.37	29,011	$184,800

(1)	None of the executive officers exercised any stock options or stock appreciation rights during 2018.

(2)
Value realized is the number of shares multiplied by the closing stock price of the Company’s common stock on the date of vesting. For purposes of this table, where a vesting date was a non-business day, the Company’s common stock closing stock price on the business day prior to the vesting date was used.

(3)	Represents the total number of restricted shares that vested during 2018, without taking into account any shares that were withheld for applicable tax obligations.

Non-qualified Deferred Compensation for 2018

The Company does not have a non-qualified deferred compensation plan.

Other Compensation

We do not offer any pension benefit plans or deferred compensation plans to our executive officers or other employees, other than what is discussed under the Retirement Plans section of “Compensation Discussion and Analysis” above.

Potential Payments upon Termination or Change in Control

The following table shows the estimated payments to or benefits to be received by each of the named executive officers upon the following termination events or upon a change in control of the Company, in each case assuming that the termination event or the change in control occurred on December 31, 2018, and assuming a stock price of $5.72, which was the closing stock price of the Company’s common stock on December 31, 2018. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.

The following table reports only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change in control event and, as a result, excludes amounts accrued through December 31, 2018, such as accrued but unpaid salary and bonus amounts for completed performance periods, already vested equity awards and vested account balances under the 401(k) Savings Plan. The table also excludes any amounts that are available generally to all salaried employees and in a manner that does not discriminate in favor of our executive officers.

Payments and Benefits	Death (1)	Termination Due to Disability	Termination Without Cause or for Good Reason Not in Connection with Change in Control (2)	Termination Without Cause or for Good Reason within 2 Years Following a Change in Control (3) (4)	Termination For Cause or Without Good Reason	Change in Control with no Related Termination
Byron L. Boston
Severance (5)	$1,700,091	$—	$3,400,182	$5,083,272	$—	$—
Incentive Plan (5) (6)	273,333	550,000	273,333	273,333	—	—
Restricted Stock - Accelerated Vesting (7)	893,155	893,155	893,155	893,155	—	893,155
Health & Welfare Benefits (5) (8)	—	—	61,537	92,306	—	—
Total	$2,866,579	$1,443,155	$4,628,207	$6,342,066	$—	$893,155

Stephen J. Benedetti
Severance (5)	$877,259	$—	$1,315,889	$1,965,060	$—	$—
Incentive Plan (5) (6)	130,500	261,000	130,500	130,500	—	—
Restricted Stock - Accelerated Vesting (7)	270,791	270,791	270,791	270,791	—	270,791
Health & Welfare Benefits (5) (8)	—	—	37,912	56,868	—	—
Total	$1,278,550	$531,791	$1,755,092	$2,423,219	$—	$270,791

Smriti L. Popenoe
Severance (5)	$904,742	$—	$1,357,113	$2,026,622	$—	$—
Incentive Plan (5) (6)	130,500	261,000	130,500	130,500	—	—
Restricted Stock - Accelerated Vesting (7)	281,624	281,624	281,624	281,624	—	281,624
Health & Welfare Benefits (5) (8)	—	—	42,105	63,158	—	—
Total	$1,316,866	$542,624	$1,811,342	$2,501,904	$—	$281,624

(1)
Under their employment agreements, if Messrs. Boston’s or Benedetti’s or Ms. Popenoe’s employment terminates due to death, his or her estate will be entitled to receive a lump sum payment of an amount equal to the sum of (i) his or her annual base salary at the time of his or her death and (ii) the average of his or her annual incentive award paid for the prior three years.

(2)
Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause not in connection with a change in control, he will be entitled to receive a lump sum severance payment equal to two times the sum of (i) his annual base salary at the time of termination and (ii) the average of his annual incentive award paid for the prior three years. Under their employment agreements, if Mr. Benedetti or Ms. Popenoe resigns for good reason or his or her employment is terminated without cause not in connection with a change in control, he or she will be entitled to receive a lump sum severance payment equal to 1.5 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her annual incentive award paid for the prior three years.

(3)
Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause on or within two years after a change in control, he will be entitled to receive a lump sum severance payment equal to 2.99 times the sum of (i) his annual base salary at the time of termination and (ii) the average of his annual incentive award paid for the prior three years. Under their employment agreements, if Mr. Benedetti or Ms. Popenoe resigns for good reason or his or her employment is terminated without cause on or within two years after a change in control, he or she will be entitled to receive a lump sum severance payment equal to 2.24 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her annual incentive award paid for the prior three years.

(4)
Messrs. Boston’s and Benedetti’s and Ms. Popenoe’s employment agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause him or her to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reductions that might be made pursuant to these provisions.

(5)	Messrs. Boston and Benedetti and Ms. Popenoe must sign and not revoke a general release (other than in the event of death) in order to be entitled to receive these amounts.

(6)
Under Messrs. Boston’s and Benedetti’s and Ms. Popenoe’s employment agreements, if before the end of a performance period, employment terminates due to death, or he or she resigns for good reason or his or her employment is terminated without cause whether or not in connection with a change in control, he or she or his or her estate will be entitled to receive prorated incentive awards for any open performance periods (prorated for time through the date of termination and for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals) and if his or her employment terminates due to disability before the end of a performance period, he or she will be entitled to receive incentive awards for any open performance periods (prorated for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals). The prorated amounts shown in this row reflect TER performance at target for the long-term incentive award with performance periods ending December 31, 2019 and December 31, 2020.

(7)
Restricted shares granted to the executive officers become fully vested upon (a) a change in control, (b) termination of the executive officer’s employment due to disability, death, or retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (c) termination of the executive officer’s employment for good reason (if defined an applicable employment agreement) or termination of the executive officer’s employment without cause. None of the named executive officers were eligible for retirement under these provisions as of December 31, 2018.

(8)
Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause, he will be entitled to receive continued medical, dental, life and disability insurance coverage for 24 months in the case of termination not in connection with a change in control and for 36 months in the case of termination on or within two years after a change in control. Under their employment agreements, if Mr. Benedetti or Ms. Popenoe resigns for good reason or his or her employment is terminated without cause, he or she will be entitled to receive continued medical, dental, life and disability insurance coverage for 18 months in the case of termination not in connection with a change in control and for 27 months in the case of termination on or within two years after a change in control. The amounts shown in this row represent the net present value of the estimated benefits costs in each case.

CEO Pay Ratio

As required by SEC rules, we are providing our shareholders the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.

We determined that the 2018 annual total compensation of the median compensated employee, from of all our employees who were employed as of December 31, 2018, other than our Chief Executive Officer, was $189,690; our Chief Executive Officer’s 2018 annual total compensation was $1,751,298; and the ratio of these amounts was 1 to 9.2.

As of December 31, 2018, our total population consisted of 19 employees, all located in the United States. This population consisted of all of our full-time and part-time employees.

There has been no change in our employee population or compensation arrangements that we believe would significantly impact this disclosure and, therefore, we are using the same median employee we used in our 2018 proxy statement. We calculated our median compensated employee’s and our Chief Executive Officer’s 2018 annual total compensation in accordance with the requirements of the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL TWO

ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain highly skilled and motivated officers who will manage the Company in a manner to promote our growth and profitability, prudently preserve our capital, and advance the interests of our shareholders. Under this program, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation program, including information about the fiscal year 2018 compensation of our named executive officers.

The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of striking a balance between recognition of recent achievements and aligning the interests of management on a longer-term basis with that of the Company’s shareholders. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting for this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders and we will consider our shareholders’ concerns and the outcome of this vote when making future compensation decisions regarding our executive officers.

We anticipate that the next vote on a say-on-pay proposal will occur at the 2020 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO OF 1-FOR-3

The Company is asking shareholders to approve an amendment to the Company’s Articles of Incorporation, the full text of which is attached as Appendix A to this proxy statement (the “Split Articles Amendment”), to effect a reverse stock split of the Company’s common stock at a reverse stock split ratio of 1-for-3 (the “Reverse Stock Split”). Approval of Proposal Three will permit, but not require, the Board of Directors to effect, in its discretion, the Reverse Stock Split, provided that the Board of Directors may not effect the Reverse Stock Split later than May 14, 2020.

The Board of Directors recommends that shareholders approve the Reverse Stock Split in this Proposal Three. On February 26, 2019, the Board of Directors approved the Split Articles Amendment subject to approval by the Company’s shareholders, and further subject to shareholder approval of the Share Reduction, which is presented in Proposal Four of this proxy statement. In other words, if approved by shareholders, implementation of the proposed Reverse Stock Split under this Proposal Three is contingent on shareholder approval of the Share Reduction Articles Amendment in Proposal Four in this proxy statement.

The Board has determined that together the Split Articles Amendment and the Shares Reduction Articles Amendment are in the best interests of the Company and its shareholders. Because the amendments are designed to work together, the implementation of the Reverse Stock Split in Proposal Three is contingent upon shareholder approval of the Share Reduction in Proposal Four. Accordingly, unless Proposal Four is approved, the Reverse Stock Split in this Proposal Three will not be implemented regardless of the outcome of the vote thereon.

If Proposals Three and Four are approved by shareholders, the Board of Directors will be authorized, in its discretion, to cause the Split Articles Amendment to be filed with the Virginia State Corporation Commission and to effect the Reverse Stock Split. The Board of Directors may determine in its discretion not to effect the Reverse Stock Split.  If approved by shareholders, the Board of Directors will have authority to implement the Reverse Stock Split until the close of business on May 14, 2020. After May 14, 2020, the Board of Directors will cease to have authority to implement the Reverse Stock Split based on such approval. After approval of Proposal Three and Proposal Four, no further action on the part of shareholders will be required for the Company to either implement or abandon the Reverse Stock Split prior to May 15, 2020.

If the Reverse Stock Split is implemented, all holders of the Company's common stock will be affected proportionately.

The Reverse Stock Split will not reduce the number of authorized shares of the Company’s common stock. Such a reduction will occur, however, as set forth in Proposal Four if both Proposal Three and Proposal Four are approved by shareholders; however, such reduction will not be proportional to the Reverse Stock Split ratio of 1-for-3. Neither the Reverse Stock Split nor Proposal Four will change the number of authorized shares of preferred stock of the Company. The Reverse Stock Split will not change the par value of either the common stock or the preferred stock of the Company. See “Effects of the Reverse Stock Split.”

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, any shareholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of a fractional share. Each holder of the Company’s common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that shareholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in shareholders receiving cash in lieu of a fractional share.

As of March 11, 2019, 71,063,690 shares of the Company’s common stock were outstanding. Based on such number of shares of common stock outstanding, immediately following the completion of the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares), the Company will have approximately 23,687,896 common shares outstanding.

Board Discretion to Implement the Reverse Stock Split

If the Company’s shareholders approve Proposal Three and Proposal Four, the Board of Directors will have the authority, in its discretion, through May 14, 2020 to implement the Reverse Stock Split or to abandon the Reverse Stock Split. The Board of Directors’ determination as to whether the Reverse Stock Split will be implemented and, if so, the effective time of the Reverse Stock Split, will be based upon several factors, including existing and expected marketability and liquidity of the Company’s common stock, prevailing market conditions and the likely effect on the market price of the Company’s common stock.

Reasons for the Reverse Stock Split

The Board of Directors has determined that it is in the best interests of the Company and its shareholders to implement the Reverse Stock Split. Immediately following the completion of the Reverse Stock Split, the number of shares of common stock outstanding will be reduced proportionately based on the 1-for-3 split ratio.

In evaluating the Reverse Stock Split, the Board of Directors considered that the implementation of the Reverse Stock Split is likely to increase the trading price for the Company’s common stock as a result of the reduction in the number of shares outstanding. The Board of Directors also believes that the increased trading price of the Company’s common stock that is expected as a result of the Reverse Stock Split may improve marketability and liquidity of the Company’s common stock which may facilitate trading in the Company’s common stock.

The Board of Directors believes that the Reverse Stock Split, if implemented, will make the Company’s common stock more attractive to a broader range of institutional and other investors, as the Board of Directors believes that the current market price of the Company’s common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Board of Directors believes that, if approved and implemented by the Board of Directors, the Reverse Stock Split will make the Company’s common stock a more attractive and cost-effective investment for many investors, which will enhance the liquidity of the holders of the Company’s common stock.

If the shareholders approve Proposal Three and Proposal Four at the Annual Meeting, the Board of Directors will have authority to implement the Reverse Stock Split until the close of business on May 14, 2020. After May 14, 2020, the Board of Directors will cease to have authority to implement the Reverse Stock Split based on such approval.

Effective Time

The effective time of the Reverse Stock Split (the “Effective Time”), if approved by shareholders and implemented by the Board of Directors, will be the date and time specified in the Split Articles Amendment filed with the Virginia State Corporation Commission and will be chosen in the discretion of the Board of Directors, but will be no later than the close of business on May 14, 2020.

If, at any time prior to the filing of the Split Articles Amendment with the Virginia State Corporation Commission, the Board of Directors, in its discretion, determines that it is in the Company’s best interests and the best interests of the Company’s shareholders to delay the filing of the Split Articles Amendment or abandon the Reverse Stock Split, the Reverse Stock Split may be delayed or abandoned, without any further action by the Company’s shareholders.

Certain Risks Associated with the Reverse Stock Split

Reducing the number of outstanding shares of the Company’s common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of the Company’s common stock. However, other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may adversely affect the market price of the common stock. As a result, there can be no assurance that the Reverse Stock Split, if implemented, will result in the intended benefits described above, that the market price of the Company’s common stock will increase following the Reverse Stock Split or that the market price of the common stock will not decrease in the future. Additionally, the Company cannot assure you that the market price per share of the common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of the Company’s common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of the Company’s common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. The Company does not have any plans to issue any new shares of its common stock as part of the Reverse Stock Split.

Fractional Shares

Shareholders will not receive fractional shares of common stock in connection with the Reverse Stock Split. Shareholders who otherwise would hold fractional shares because the number of shares of common stock they held before the Reverse Stock Split would not be evenly divisible based upon the reverse split ratio will be entitled to receive cash (without interest or deduction) from the Company in lieu of such fractional share in an amount equal to the product of (i) the closing price per share of the common stock as reported on the NYSE on the day of the Effective Time and (ii) the fraction of one share owned by such shareholder.

If you believe that you may not hold sufficient shares of the Company’s common stock at the Effective Time to receive at least one share in the Reverse Stock Split and you want to continue to hold Company common stock after the Reverse Stock Split, you may do so by either:

•Purchasing a sufficient number of shares of the Company’s common stock; or

•If you have shares of the Company’s common stock in more than one account, consolidating your accounts;

in each case, so that you hold a number of shares of the Company’s common stock in your account prior to the Reverse Stock Split that would entitle you to receive at least one share of common stock in the Reverse Stock Split. Shares of the Company’s common stock held in registered form and shares of the common stock held in “street name” (that is, through a bank, broker or other nominee) for the same shareholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.

Effects of the Reverse Stock Split

Effect on Common Stock

If the Board of Directors determines, following the receipt of shareholder approval, to implement the Reverse Stock Split, the principal result will be to decrease the number of outstanding shares of our common stock based on the 1-for-3 split ratio. Based on 71,063,690 shares of common stock outstanding as of March 11, 2019, the record date for the Annual Meeting, immediately following the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares), the Company will have approximately 23,687,896 shares of common stock outstanding.

The Reverse Stock Split will not change the terms of the Company’s common stock. The Company’s common stock will remain fully paid and non-assessable. After the Reverse Stock Split, shares of the Company’s common stock will have the same voting rights and rights to dividends and distributions, and will be identical in all other respects to the Company’s common stock now authorized. The Reverse Stock Split will affect all of the Company’s common shareholders uniformly and will not affect any shareholder’s percentage ownership interests or proportionate voting power, other than as a result of the treatment of fractional shares as described above. For example, a holder of 2.0% of the voting power of the outstanding shares of our common stock immediately prior to the Effective Time will generally continue to hold approximately 2.0% of the voting power of the outstanding shares of our common stock immediately after the Reverse Stock Split. The number of shareholders of record will not be affected by the Reverse Stock Split, except to the extent that there are shareholders of record who receive cash in lieu of fractional shares and, as a result, cease to hold at least one share following the Reverse Stock Split.

If implemented, the Reverse Stock Split may increase the number of shareholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots generally are proportionately higher than the costs of transactions in “round lots” of even multiples of 100 shares. We believe, however, that these potential negative effects are outweighed by the benefits of the Reverse Stock Split.

The Company’s common stock is currently registered under Section 12 of the Exchange Act, and, accordingly, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the common stock under the Exchange Act or the listing of the common stock on the NYSE under the symbol “DX.” After the Effective Time, the common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify the Company’s equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number. See “Issuance of New Book-Entry Shares; Exchange of Certificates.”

Effect on Preferred Stock

Pursuant to the Company’s Articles of Incorporation, the Company’s authorized capital stock includes 50,000,000 shares of preferred stock, 8,000,000 of which are designated as shares of the Company’s 8.50% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”), par value $0.01 per share, and 7,000,000 of which are designated as shares of 7.625% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”), par value of $0.01 per share. The proposed Split Articles Amendment will not impact the total authorized number of shares of preferred stock, Series A Preferred Stock, or Series B Preferred Stock or the par value of any of the preferred stock.

As of March 11, 2019, there were 2,300,000 and 3,759,150 shares of the Series A Preferred Stock and Series B Preferred Stock outstanding, respectively. The Reverse Stock Split will have no effect on the number of shares of Series A Preferred Stock or Series B Preferred Stock outstanding. Shares of both the Series A Preferred Stock and the Series B Preferred Stock are, in certain circumstances and pursuant to their terms, convertible into shares of the Company’s common stock. The conversion rate for both series of preferred stock will be adjusted on the date of the Effective Time to result in a reduction in the number of shares of common stock into which each share of Series A Preferred Stock and Series B Preferred Stock may be convertible that is based on the 1-for-3 split ratio.

Effect on Dividends

Under Virginia law, holders of the Company’s common stock are only entitled to receive such dividends payable on the common stock as the Board of Directors may declare out of funds legally available for such payments. The Board of Directors reviews the appropriateness of the dividend on our common stock each month. When declaring dividends, the Board of Directors considers the requirements for maintaining the Company’s REIT status and maintaining compliance with dividend requirements of the Series A Preferred Stock and Series B Preferred Stock. In addition, the Board of Directors considers, among other things, the Company's long-term outlook, the Company’s financial conditions and results of operations during recent financial periods, and trends in the investment and financing markets.

No Going Private Transaction

The Reverse Stock Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of the Company’s common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company’s Board of Directors and shareholders. The Board of Directors does not intend to use the Reverse Stock Split as a part of or as a first step in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act.

Potential Anti-Takeover Effect

If the Reverse Stock Split is effected, the Share Reduction described in Proposal Four will also be implemented, and the Company’s Articles of Incorporation will be amended to reduce the number of the Company’s authorized shares of common stock from 200,000,000 to 90,000,000. This reduction in authorized shares of common stock will be proportionately smaller than the 1-for-3 split ratio, meaning that, after the Reverse Stock Split, the Company could, without further shareholder approval, issue proportionately more common stock with a greater dilutive effect on existing shareholders than prior to the Reverse Stock Split.

Although the Board of Directors’ purpose for seeking approval of the Reverse Stock Split and the Share Reduction in Proposal Four is not intended to discourage or prevent takeover attempts, the Company notes that authorized but unissued shares of common stock, if issued, could be used by incumbent directors to make takeover attempts more difficult and thereby discourage an attempt to acquire control of the Company, even though its shareholders might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. Any issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business transactions or alter or amend provisions of the Company’s Articles of Incorporation. To the extent that it would impede any such attempts, the issuance of additional shares of common stock following effectiveness of the Reverse Stock Split could potentially serve to perpetuate the existing management.

Reduction in Stated Capital

Pursuant to the Reverse Stock Split, the par value of the Company’s common stock will remain $0.01 per share. As a result of the Reverse Stock Split, at the Effective Time, the stated capital on the Company’s balance sheet attributable to our common stock will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our shareholders’ equity, in the aggregate, will remain unchanged.

Effect on Equity Compensation

As of March 11, 2019, the Company’s only outstanding equity compensation is restricted stock awarded under the Company’s 2009 and 2018 Plans. If the Reverse Stock Split occurs, the all outstanding restricted shares of the Company’s common stock will automatically be adjusted by the 1-for-3 split ratio, without any other changes. In addition, under the terms of the 2018 Plan, the Compensation Committee will implement certain conforming changes to the 2018 Plan to proportionately reduce the remaining authorized number of shares of Company common stock available for awards under the plan to reflect the 1-for-3 split ratio, and make corresponding changes to the annual limits on and the aggregate number and kind of securities for which awards thereafter may be made, and make proportionate, equitable and appropriate changes to other relevant provisions of the plan.

Issuance of New Book-Entry Shares; Exchange of Certificates

If the shareholders approve the Split Articles Amendment and the Board of Directors determines to effect the Reverse Stock Split, the Company will communicate to shareholders and the public, prior to the Effective Time of the Reverse Stock Split, additional details regarding the Reverse Stock Split, including information regarding the issuance of new book-entry shares, information regarding the exchange of old stock certificates representing pre-Reverse Stock Split shares for new stock certificates representing post-Reverse Stock Split shares and information regarding payment for fractional shares by our registrar and transfer agent, Computershare.

Shareholders should not destroy any share certificate(s) and should not submit any share certificate(s) until requested to do so.

Interest of Certain Persons in Matters to be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of our other shareholders.

No Appraisal Rights

Under Virginia law, the Articles of Incorporation and the Company’s Bylaws, shareholders have no rights to exercise dissenters’ rights of appraisal with respect to the Split Articles Amendment.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. Unless otherwise specifically indicated herein, this summary addresses the U.S. federal income tax consequences only to a U.S. holder. For purposes of the discussion below, a “U.S. holder” is a person that for U.S. federal income tax purposes is a beneficial owner of our common stock that is (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

This summary does not address all of the tax consequences that may be relevant to any particular shareholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by shareholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for

U.S. federal income tax purposes or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code, U.S. Treasury Regulations thereunder, administrative rulings and judicial authority related thereto, each as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may or may not be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split as described herein. In addition, we have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

In view of the foregoing and because the following discussion is intended as a general summary only, each holder of our common stock should consult such shareholder’s own tax advisor regarding the tax consequences, including the applicable U.S. federal, state, local and foreign tax consequences, and any tax reporting requirements associated with the Reverse Stock Split in light of such shareholder’s own tax situation.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities and tax treatment of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders. The Reverse Stock Split is intended to be treated as a tax-free recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss generally should be recognized by U.S. holders in the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split generally should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received generally should include the holding period for the common stock surrendered. Any cash payments to a U.S. holder in lieu of fractional shares are intended to resolve our inability to evenly divide a U.S. holder’s shares of common stock due to the reverse split ratio selected by the Board of Directors. Such cash payments are not intended to represent separately bargained-for consideration. Accordingly, a U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered allocated to such fractional share of our common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the time of the Reverse Stock Split. Capital losses are generally only deductible against capital gains, except for a small amount that, for individuals, can offset ordinary income.

U.S. Information Reporting and Backup Withholding Tax. Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain U.S. holders. In addition, certain U.S. holders may be subject to a backup withholding tax on the payment of such cash. A U.S. holder may be subject to backup withholding if the holder does not provide a correct taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided such holder timely furnishes the required information to the IRS.

Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder generally includes a beneficial owner of our common stock who is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Generally, non-U.S. holders should not recognize any gain or loss upon completion of the Reverse Stock Split. A non-U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split generally should not recognize gain or loss, provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Stock Split and other conditions are met, (c) the U.S. federal income tax classification of our Company does not implicate the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) rules during a specified testing period and (d) such non-U.S. holders comply with certain certification requirements.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to cash received in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split as long as we are a “domestically-controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. We cannot assure you that that test will be met. However, a non-U.S. holder that owned, actually or constructively, 10% or less of our stock at all times during a specified testing period will not incur tax under FIRPTA with respect to cash received in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split if the stock is “regularly traded” on an established securities market. To the extent that our stock is regularly traded on an established securities market, a non-U.S. holder will not incur tax under FIRPTA unless it owns more than 10% of our stock.

Non-U.S. holders should consult with their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting should not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding may apply to a non-U.S. holder that is unable to make the required certification. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

The implementation of this Proposal Three is expressly conditioned on the approval by shareholders of Proposal Four regarding the reduction of the Company’s authorized common shares. Accordingly, even if this Proposal Three is approved by shareholders at the Annual Meeting, it will not be implemented unless Proposal Four is also approved by shareholders at the Annual Meeting. If shareholders do not approve both this Proposal Three and Proposal Four, neither the Reverse Stock Split nor the Share Reduction will be implemented.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO OF 1-FOR-3.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FROM 200,000,000 TO 90,000,000

The Company is also asking shareholders to approve an amendment to the Company’s Articles of Incorporation to reduce the number of shares of the Company’s common stock authorized from 200,000,000 shares to 90,000,000 (the “Share Reduction”) by implementing an amendment to the Company’s Articles of Incorporation, the full text of which is attached as Appendix B to this proxy statement (the “Share Reduction Articles Amendment”).

The Board of Directors recommends that shareholders approve the Share Reduction in this Proposal Four. On February 26, 2019, the Board of Directors approved the Share Reduction Articles Amendment subject to approval by the Company’s shareholders, and further subject to shareholder approval of the Split Articles Amendment, which is presented in Proposal Three of this proxy statement, and actual implementation of the Reverse Stock Split. In other words, if approved by shareholders, implementation of the proposed Share Reduction under this Proposal Four is contingent on shareholder approval of the Split Articles Amendment in Proposal Three in this proxy statement and actual implementation of the Reverse Stock Split.

The Board has determined that together the Split Articles Amendment and the Share Reduction Articles Amendment are in the best interests of the Company and its shareholders. Because the amendments are designed to work together, the implementation of the Share Reduction in Proposal Four is contingent upon shareholder approval of the Split Articles Amendment in Proposal Three and actual implementation of the Reverse Stock Split. Accordingly, unless Proposal Three is approved and the Reverse Stock Split actually implemented, the Share Reduction in this Proposal Four will not be implemented regardless of the outcome of the vote thereon.

As a matter of Virginia law, implementation of the Reverse Stock Split does not require a change in the total number of shares of the Company’s common stock authorized under its Articles of Incorporation. In determining to recommend a change to the total number of shares of the Company’s common stock authorized under its Articles of Incorporation in connection with the Reverse Stock Split, the Board of Directors considered the number of shares that would be available for issuance if the Company did not reduce its total authorized shares of common stock from the current limit as compared to the number that would be available following a reduction that is proportionate to the 1-for-3 split ratio for the Reverse Stock Split. The Board of Directors also considered the potential for future stock issuances to raise capital, satisfy obligations under the Company’s outstanding convertible securities, effect acquisitions and other transactions, and/or provide equity incentives to employees. The Board of Directors believes that the reduction contemplated by the Share Reduction Articles Amendment is appropriate because it will maintain an adequate number of common shares that the Company is authorized to issue as compared to the total number currently outstanding. As of March 11, 2019, there were 71,063,690 shares of the Company’s common stock outstanding.

Pursuant to the Company’s Articles of Incorporation, the Company’s authorized capital stock includes 50,000,000 shares of preferred stock, 8,000,000 of which are designated as shares of Series A Preferred Stock and 7,000,000 of which are designated as shares of Series B Preferred Stock. The proposed Share Reduction Articles Amendment will not impact the total authorized number of shares of preferred stock, Series A Preferred Stock, or Series B Preferred Stock or the par value of any of the preferred stock.

Following the Reverse Stock Split described in Proposal Three and the reduction in the number of authorized shares of common stock described in this Proposal Four, the ratio of authorized common stock to issued and outstanding common stock will be higher than prior to the Reverse Stock Split. This means that the Company will have authority, without further shareholder approval, to issue a greater number of shares of common stock, or proportionately more common stock, with a greater dilutive effect on existing stockholders than prior to the Reverse Stock Split. Further, such increased proportion of unissued authorized shares may be construed to have an anti-takeover effect, as described above under Proposal Three under the heading “Potential for Anti-Takeover

Effect,” or, if additional shares of common stock are issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of the Company’s common stock.

The implementation of this Proposal Four is expressly conditioned on the approval by shareholders of Proposal Three and implementation of the Reverse Stock Split. Accordingly, even if this Proposal Four is approved by shareholders at the Annual Meeting, it will not be implemented unless Proposal Three is also approved by shareholders at the Annual Meeting and the Company implements the Reverse Stock Split. If shareholders do not approve both this Proposal Four and Proposal Three, neither the Reverse Stock Split nor the Share Reduction will be implemented.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FROM 200,000,000 TO 90,000,000.

RELATED PERSON TRANSACTIONS

We recognize that maintaining the independence in fact and appearance for our directors and officers is critical. Therefore, we have certain policies and procedures in place to critically evaluate each transaction that could impact the independence of directors and officers. Our Code of Business Conduct and Ethics provides that the Company’s personnel, including directors and officers, are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company. Our Corporate Governance Guidelines also provide that the Company will generally refrain from entering into contracts with Board members and their immediate family members or providing support directly or indirectly to organizations with which a Board member may be affiliated. In the event that we deem it appropriate to enter transactions with a Board member or a member of his or her immediate family, the terms of the transaction must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time of a comparable transaction with a non-related person. The Board will also evaluate each of these transactions when the independence of the director is determined.

Our Board has adopted certain written policies and procedures, included within our Code of Business Conduct and Ethics, for the review, approval and ratification of related person transactions, which we refer to here as our Related Person Policy. Among other things, our Related Person Policy provides that, other than compensation matters which are approved or ratified by our Compensation Committee, a related person transaction is prohibited unless it is approved or ratified by the Audit Committee. A “related person transaction” is any transaction, arrangement or relationship (or any series of transactions, arrangements or relationships) in which we were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Any related person transaction must be reported to the Chairperson of the Audit Committee. A “related person,” as defined in our Related Person Policy, means any person who is an executive officer, director or nominee for director of the Company, any person who is the owner of more than 5% of any class of the Company’s outstanding equity securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of the executive officer, director, nominee or more than 5% owner, and any entity which is owned or controlled by any of the foregoing persons or in which one of the foregoing persons has a substantial ownership interest or control of such entity.

Under the Related Person Policy, proposed related person transactions are reported to the Chairperson of the Audit Committee. The Chairperson will assess, with the assistance of counsel, if appropriate, whether the proposed transaction would be a related person transaction and, if so, the proposed related person transaction shall be submitted to the Audit Committee for consideration. In determining whether to approve or ratify the proposed related person transaction, the Audit Committee will consider, among other things, whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders, and, where applicable, whether the terms of such transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party. The Audit Committee notifies the related person of its determination.

Mr. Benedetti, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer, has since 2002 been the sole shareholder of a company that was the parent corporation to a wholly-owned subsidiary, DCI Commercial, Inc. (“DCI”), formerly known as Dynex Commercial, Inc. As previously disclosed, the Company and DCI were defendants in litigation filed by Basic Capital Management, Inc., American Realty Trust, Inc. and Transcontinental Realty Investors, Inc. (together, the “DCI Plaintiffs”) in 1999 regarding the activities of DCI while it was an operating subsidiary of an affiliate of the Company. This litigation concluded in 2004 and after various appeals by the DCI Plaintiffs, no judgment was entered against the Company. Final judgment in the principal amount of $46.5 million, including damages of $25.6 million and attorneys’ fees and post-judgment interest of $20.9 million, was entered in the litigation against DCI (the “DCI Judgment”) in 2015.

On April 26, 2017, the DCI Plaintiffs filed a suit, case no. DC-17-04848 (the “Suit”), in the 191st District Court of Dallas County, Texas, naming the Company and DCI as co-defendants. The Company removed the case to the United States District

Court for the Northern District of Texas (the “U.S. District Court, Northern District of Texas”). The Suit represents the DCI Plaintiffs’ attempt to collect the DCI Judgment from the Company and alleges that the Company and DCI conspired to fraudulently transfer DCI assets to the Company and to commit related acts to defraud the DCI Plaintiffs with respect to recovery on the DCI Judgment. The Suit also alleges that the Company and DCI are a single business enterprise. On May 7, 2018, the Suit was dismissed, and the DCI Plaintiffs filed an amended complaint on June 4, 2018, adding former corporate affiliates of the Company and Mr. Benedetti as defendants. On January 25, 2019, the U.S. District Court, Northern District of Texas, dismissed the amended complaint, finding that the DCI Plaintiffs’ allegations as they related to the single enterprise claims were conclusory without alleging particular supporting facts to state a claim, and in the case of the former corporate affiliates and Mr. Benedetti, for lack of personal jurisdiction. The U.S. District Court, Northern District of Texas, also found that the DCI Plaintiffs’ allegations as they relate to fraudulent transfers did not sufficiently allege facts to enable the U.S. District Court, Northern District of Texas, to draw reasonable inference that the Company or DCI acted with constructive or actual fraudulent intent. The U.S. District Court, Northern District of Texas gave the DCI Plaintiffs leave to file an amended complaint, which the DCI Plaintiffs filed on March 8, 2019. The Company believes that the Suit against it is baseless and without merit and intends to defend itself vigorously in this action.

In December 2000, the Company and DCI entered into a Litigation Cost Sharing Agreement whereby the Company agreed to advance DCI’s portion of the costs of defending certain litigation against it. The Litigation Cost Sharing Agreement currently remains in effect. Litigation costs advanced by the Company on behalf of DCI are loans and carry simple interest at the rate of Prime plus 8% per annum. At December 31, 2018, the total amount due to the Company under the Litigation Cost Sharing Agreement, including interest, was $11.4 million.

One of the DCI Plaintiffs also filed a claim against the Company for $11.3 million on May 24, 2018 in the 68th District Court of Dallas County, Texas (the “68th District Court”) seeking payment allegedly pursuant to the provisions of the Litigation Cost Sharing Agreement. On June 20, 2018, the Company removed the matter to the U.S. District Court, Northern District of Texas, and on June 21, 2018, the Company filed a motion to transfer the lawsuit to the U.S. District Court for the Eastern District of Virginia. The Company has filed a declaratory judgment action in the Eastern District of Virginia seeking a declaration that the Company is not obligated under the Litigation Cost Sharing Agreement to pay any portion of the DCI Judgment. On January 30, 2019, the U.S. District Court, Northern District of Texas, remanded the case back to the 68th District Court. The Company has moved to dismiss the case from the 68th District Court for lack of subject matter jurisdiction. The declaratory judgment action in the U.S. District Court in the Eastern District of Virginia is still pending as of March 11, 2019.

Neither DCI nor Mr. Benedetti expects to derive any monetary benefit under the Litigation Cost Sharing Agreement other than the advancement of the litigation costs. Neither DCI nor its parent company has made any payments to the Company. The Audit Committee approved the Litigation Cost Sharing Agreement in accordance with the Company’s Related Person Policy.

Separately, in 2014, third parties were awarded a judgment against certain of the DCI Plaintiffs in a matter not involving the Company or DCI. Those parties (the “Garnishment Plaintiffs”) are currently pursuing a garnishment action against the DCI Judgment (the “Garnishment Action”). The Garnishment Plaintiffs requested from the Company and DCI via post-judgment discovery certain information related to DCI while it was an operating subsidiary of an affiliate of the Company and certain other information related to the activities of DCI. In November 2018, to resolve all disputes in connection with certain orders and motions made in connection with the Garnishment Action, the Garnishment Plaintiffs, the Company, DCI and Mr. Benedetti entered into an Agreement Resolving Certain Post-Judgment Discovery Issues (the “Discovery Agreement”), pursuant to which the Company, DCI and Mr. Benedetti agreed that one or more of them would pay the Garnishment Plaintiffs the total sum of $300,000. In November 2018, the Company paid the full sum of $300,000 under the Discovery Agreement. The Garnishment Action is ongoing.

Neither DCI nor Mr. Benedetti expects to derive any monetary benefit under the Discovery Agreement other than the Company’s payment to the Garnishment Plaintiffs. The entire Board of Directors approved the Discovery Agreement.

PROPOSAL FIVE

RATIFICATION OF THE SELECTION
OF THE COMPANY’S AUDITORS

The Audit Committee has selected the firm of BDO USA, LLP (“BDO”) as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2019. BDO has audited the financial statements of the Company since 2005, including for the fiscal year ended December 31, 2018.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO as the Company’s independent auditor. The Audit Committee is aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, the Audit Committee:

•	reviews and limits all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;

•	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;

•	conducts periodic private meetings separately with each of BDO and our management;

•	approves the selection of BDO’s new lead engagement partner with each rotation;

•	at least annually obtains and reviews a report form BDO describing all relationships between the independent auditor and the Company; and

•	periodically considers whether there should be regular rotation of the independent auditor.

Based on the above, the members of the Audit Committee and the Board of Directors believe that continued retention of BDO to serve as the Company’s independent auditor is in the best interests of the Company and its shareholders.

Although ratification is not required, the Board is submitting the selection of BDO to our shareholders for ratification because we value our shareholders’ views on the Company’s independent certified public accountants, and as a matter of good governance practice. In the event that shareholders do not ratify the selection of BDO, the Audit Committee will consider making a change in auditors for the Company for the fiscal year ending December 31, 2020.

Representatives of BDO are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The following information is furnished with respect to fees billed for professional services rendered to the Company by BDO for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2018 and 2017, respectively, and fees billed for other services rendered by BDO during those periods. Information related to audit fees for 2018 includes amounts billed through December 31, 2018 and additional amounts estimated to be billed for the 2018 period for audit services rendered.

	For Fiscal Year Ended December 31,
	2018	2017
Audit Fees (1)	$468,391	$345,318
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$468,391	$345,318

(1)
Audit Fees include: (i) the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and (iii) comfort letters, consents and other services related to SEC and other regulatory filings.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, all audit (including audit-related) and non-audit services performed by BDO, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein and shall not otherwise be deemed filed under such Acts.

The Audit Committee, among other responsibilities, engages the independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is comprised of three directors, each of whom is independent for audit committee purposes, as defined by the regulations of the SEC and the NYSE listing standards.

The Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements and the results of their examination and evaluation of the Company’s internal controls for fiscal year 2018.

The Audit Committee also discussed with management and the independent accountants the quality and adequacy of the Company’s internal controls and the internal audit functions, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope and identification of audit risks. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed under auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received from the independent accountants written disclosures and a letter regarding BDO’s communications with the Audit Committee concerning independence, as required by the applicable requirements of the Public Company Accounting Oversight Board. These disclosures have been reviewed by the Audit Committee, and the Audit Committee has discussed with the independent accountants the independent accountants’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2018 for filing with the SEC.

Audit Committee

Barry A. Igdaloff, Chairperson
Valerie A. Mosley
Robert A. Salcetti

SHAREHOLDER PROPOSALS

If any shareholder desires to present a proposal to be acted upon at the 2020 Annual Meeting of Shareholders (including a nomination for director), written notice of such proposal must be received, in proper form, by the Secretary of the Company no later than December 29, 2019 and no earlier than September 30, 2019. The proxy solicited by the Board of Directors for the 2020 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal within this time period, in writing delivered to the Company’s Secretary. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2020 Annual Meeting, the proposal must comply with Exchange Act Rule 14a-8 and must be received by the Company’s Secretary, at the Company’s principal office, on or before November 29, 2019.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2018 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to the Company’s principal executive offices: Dynex Capital, Inc., Attention: Investor Relations, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Company’s Annual Report on Form 10-K and its exhibits online at the SEC web page at www.sec.gov or via the Company’s web page at www.dynexcapital.com under “Investor Center - SEC Filings.”

By Order of the Board of Directors
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer,
Chief Operating Officer and Secretary

March 28 , 2019

Appendix A

Text of Split Articles Amendment

Article III of the Company’s Articles of Incorporation is amended by inserting the following as new third, fourth, and fifth paragraphs under the caption “Common Stock” in such Article:

As of [__:__] [a][p].m., Richmond, Virginia time, on [_____], 20[__] (the “Effective Time”), every three shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time and held by each holder, shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, par value of $.01 each, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described in the next paragraph (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional interest in a share of Common Stock as a result of the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash (without interest) from the Corporation in lieu of such fractional interest an amount equal to the product of (i) the closing price per share of the Common Stock as reported on the New York Stock Exchange (or any other exchange or system on which the Common Stock is then listed, traded or quoted) on the day of the Effective Time and (ii) the fraction of one share owned by such holder.

Each certificate that, immediately prior to the Effective Time, represented shares of the Common Stock (the “Old Certificates”) shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the elimination of fractional share interests as provided above.

A-1

Appendix B

Text of Share Reduction Articles Amendment

Article III of the Company’s Articles of Incorporation is amended by replacing the first paragraph under the caption “Common Stock” in such Article with the following:

The number of shares of Common Stock that the Corporation shall have the authority to issue shall be 90,000,000 shares of Common Stock with the par value of $.01 each.

B-1

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# Dynex Capital, Inc.

VOTE

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## Your vote matters – here's how to vote!

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## Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors:

| Nominee | For | Against | Abstain |
|---|---|---|---|
| 01 - Byron L. Boston | ☐ | ☐ | ☐ |
| 02 - Michael R. Hughes | ☐ | ☐ | ☐ |
| 03 - Barry A. Igdaloff | ☐ | ☐ | ☐ |
| 04 - Valerie A. Mosley | ☐ | ☐ | ☐ |
| 05 - Robert A. Salcetti | ☐ | ☐ | ☐ |
| 06 - David H. Stevens | ☐ | ☐ | ☐ |

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to provide advisory approval of the compensation of the Company's named executive officers as disclosed in the proxy statement. | ☐ | ☐ | ☐ |
| 3. Proposal to approve an amendment to the Company's Articles of Incorporation to effect a reverse stock split of the Company's common stock at a ratio of 1-for-3. | ☐ | ☐ | ☐ |
| 4. Proposal to approve an amendment to the Company's Articles of Incorporation to reduce the number of shares of common stock authorized from 200,000,000 to 90,000,000. | ☐ | ☐ | ☐ |
| 5. Proposal to ratify the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2019 fiscal year. | ☐ | ☐ | ☐ |

## B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
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## Proxy — Dynex Capital, Inc.

## Annual Meeting of Shareholders – May 14, 2019

### THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stephen J. Benedetti and Alison G. Griffin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dynex Capital, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 14, 2019 or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

**THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "FOR" PROPOSAL 5.**

**(Continued and to be marked, dated and signed, on the other side)**

### C Non-Voting Items

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